Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

PIPELINE BIOMEDICAL HOLDINGS, INC.
(“Seller”)

and

MAKO SURGICAL CORP.
(“Buyer”)

Dated: October 1, 2013

i

	(c)	Authority; Enforceability	30
	(d)	No Conflict	30
	(e)	Brokers or Finders	30
	(f)	Share Consideration	30
	(g)	Sufficiency of Funds	31
	(h)	Reliance on SEC Filings; Financial Statements	31
	(i)	Reorganization	31
	(j)	Representations and Warranties	31
6.	COVENANTS BETWEEN SIGNING AND CLOSING		31
	(a)	No Shop	31
	(b)	Pre-Closing Access to Information	32
	(c)	Conduct of Business Pending the Closing	32
	(d)	Plan of Reorganization and Liquidation	33
	(e)	Cooperation with Hiring of Certain Employees of Seller; Termination of Existing Employment Agreements	33
	(f)	Technology Development Agreements	33
	(g)	Further Actions	34
	(h)	Notification	34
	(i)	Disclosure	34
7.	ADDITIONAL COVENANTS		35
	(a)	Other Transfer Instruments/Further Assurances and Cooperation	35
	(b)	Stock Restrictions	35
	(c)	Corporate Existence	37
	(d)	Confidentiality	37
	(e)	Maintenance of Insurance	37
	(f)	Non-Competition of Seller and its Subsidiaries and Principals	38
	(g)	Future Right of Buyer to License Novel Implants	39
	(h)	Payroll Tax	39
	(i)	Employment Matters	39
	(j)	Consent to Employment	40
	(k)	Reorganization	40
	(l)	Tax Audit	40
	(m)	Payments to Former Employees of Seller	41
	(n)	Satisfaction of Certain Post-Closing Obligations of Seller	41
	(o)	Shareholder Letters	41
	(p)	Supply Agreement for IDE Study	41
	(q)	Buyer SEC Compliance	42
	(r)	Non-Competition of Buyer	42
8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.		42
	(a)	Representations and Warranties True on the Closing Date	42
	(b)	Compliance with Agreement	43
	(c)	Absence of Litigation	43
	(d)	Consents and Approvals; Notices	43
	(e)	Receipt of Payment Confirmation	43
	(f)	Entry into Employment Agreement	43
	(g)	Entry into Distribution Rights and Services Agreement	43
	(h)	No Material Adverse Effect	43

9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS		44
	(a)	Representations and Warranties True on the Closing Date	44
	(b)	Compliance with Agreement	44
	(c)	Absence of Litigation	44
	(d)	Entry into Distribution Rights and Services Agreement	44
	(e)	Payment of Accounts Receivable	44
10.	CLOSING AND CLOSING DELIVERIES		45
	(a)	Closing Date	45
	(b)	Seller’s Deliveries	45
	(c)	Buyer’s Deliveries	47
11.	INDEMNIFICATION		48
	(a)	Survival of Representations, Warranties, Agreements and Covenants	48
	(b)	Indemnification by Seller	49
	(c)	Indemnification by Buyer	49
	(d)	Definition of Loss	49
	(e)	Limitations on Indemnification	49
	(f)	Notice of Claim; Indemnification Procedures Relating to Third Party Claims	51
	(g)	Exclusive Remedy	52
12.	TERMINATION		52
	(a)	Reasons for Termination	52
	(b)	Notice of Termination; Effect of Termination	53
13.	GENERAL PROVISIONS		53
	(a)	Expenses	53
	(b)	Termination of SAA	54
	(c)	Specific Performance	54
	(d)	Notices	54
	(e)	Schedules	55
	(f)	Assignment	55
	(g)	Waiver of Jury Trial	56
	(h)	Binding Effect; Benefit	56
	(i)	Severability	56
	(j)	Waiver	56
	(k)	Entire Agreement; Amendment	56
	(l)	Applicable Law	56
	(m)	Headings	57
	(n)	Counterparts	57

INDEX OF DEFINED TERMS

Defined Term	Section

409A Plan	4(p)(v)
510(k)	4(w)(ii)(1)
Accounts Receivable	4(i)
Affiliate	1(b)(xii)
Aggregate Royalty Payment	6(f)
Agreement	Preamble
Assignments of Patents and Trademarks	10(b)(ii)
Assumed Liabilities	2(a)
Basket	11(e)(i)
Buyer	Preamble
Buyer Ancillary Documents	5(c)
Buyer Indemnified Parties	11(b)
Buyer Payment Amount	6(f)(ii)
Cap	11(e)(i)
CERCLA	4(w)(i)
Claim	11(f)(ii)
Closing	10(a)
Closing Date	10(a)
COBRA	2(b)
Code	Recitals
Cohen Consulting Agreement	10(b)(xiii)
Common Stock	1(b)(vii)
Contracts	1(a)(ix)
Control	1(b)(xii)
Corporate Existence Date	7(c)
Down Payment	3(b)(i)
EDGAR	4(z)(iv)
Employee Covenants	10(b)(xi)
Employee Plans/Agreements	4(p)(i)
Enabling Technologies	7(f)
Encumbrances	4(f)(i)
Environmental Laws	4(w)(i)
ERISA	2(b)
ERISA Affiliate	4(p)(i)
Exchange Act	4(z)(iv)
Excluded Assets	1(b)
Excluded Liabilities	2(b)
Expiration Date	11(a)
FDA	4(w)(ii)(1)
FDCA	4(w)(ii)(1)
GAAP	4(h)
Hanover Matters	11(b)
Hazardous Material	4(w)(i)
HSR Act	4(w)(iv)

Indebtedness	4(k)(vii)
Insurance Maintenance Period	7(e)
Intellectual Property Rights	4(g)(i)
Inventory	1(a)(vi)
Ketai	1(b)(viii)
Ketai Agreements	1(b)(viii)
Knowledge or Known	4(g)(xvii)
Landlord Consent	10(b)(xviii)
Law	4(w)
Leased Real Properties	4(f)(iii)
Letter of Intent	6(a)
Liabilities	2(a)
Licenses	4(g)(vii)
Loss	11(d)
Material Adverse Effect	4(l)
Non-Competition Agreement	10(b)(xx)
Notice Period	11(f)(ii)
Novel Implants	7(f)
Orthopedics	Recitals
OsteoAid Agreement	7(n)
Party or Parties	Preamble
Payment Confirmation	6(f)
PBP	Recitals
Permits	4(w)
Personal Property Leases	1(a)(vii)
Physician	6(f)
Physician Stock Purchase Agreements	1(b)(vi)
Plan of Reorganization	6(d)
Principals	7(f)
Product Business	Recitals
Product Categories	7(f)
Product Employees	6(e)
Products	4(s)
PST	1(a)(ii)
Purchase Price	3(a)
Purchased Assets	1(a)
Real Property Leases	4(n)(i)
Recent Balance Sheet	4(h)
Restricted Period	7(b)
Ridgedale Facility	7(a)
Rights Agreement	7(f)
Robotic Device	7(f)
SAA	7(f)
SEC Filings	4(z)(iv)
Securities Act	4(z)(i)
Seller	Preamble
Seller Ancillary Documents	4(c)
Seller Indemnified Parties	11(c)

v

Seller Payment Amount	6(f)(ii)
Seller Software	4(g)(i)
Share Consideration	3(b)(iii)
Shareholder Letter	4(z)(v)
Software Contracts	4(g)(xiv)
Specified Representations	11(a)
Subsidiary or Subsidiaries	Recitals
Tax or Taxes	4(u)(xiii)
Tax Proceeding	7(l)
Tax Returns	4(u)(xiv)
Technology Development Agreements	1(a)(x)
Termination Date	12(a)(ii)
Transfer	7(b)
Transfer Taxes	3(c)
Treasury Regulations	2(b)
WARN Act	2(b)
Washburn Consulting Agreement	10(b)(xii)

Exhibits:

Exhibit A	[Intentionally Ommitted]
Exhibit B	Consents and Approvals
Exhibit C	Form of Shareholder Letter
Exhibit D	Plan of Reorganization
Exhibit E	Employees Offered Employment
Exhibit F	Technology Development Agreements
Exhibit G	Form of Amendment to Technology Development Agreements
Exhibit H	Payments to Former Employees of Seller
Exhibit I	Form of Patent Assignment and Trademark Assignment
Exhibit J	Form of Employee Covenants
Exhibit K	Form of Cohen Employment Agreement
Exhibit L	Form of Washburn Consulting Agreement
Exhibit M	Form of Cohen Consulting Agreement
Exhibit N	Form of Landlord Consent
Exhibit O	Form of Non-Competition Agreement
Exhibit P	Environmental Compliance

Schedules:

Schedule 1(a)(iv)	Real Property Leases
Schedule 1(a)(vi)	Inventory
Schedule 1(a)(vii)	Personal Property Leases
Schedule 1(a)(ix)	Contracts
Schedule 1(a)(x)	Technology Development Agreements
Schedule 1(b)(i)	Bisphosphonate Technology
Schedule 1(b)(vi)	Physician Stock Purchase Agreements
Schedule 1(b)(xiii)	Certain Excluded Assets
Schedule 4(a)(i)	Equity Interests
Schedule 4(a)(ii)	Subsidiary Equity Interests
Schedule 4(b)	Authorizations
Schedule 4(e)	Seller Conflicts

Schedule 4(g)	Intellectual Property
Schedule 4(g)(xvii)	Knowledge
Schedule 4(h)	Financial Statements
Schedule 4(j)	Inventory
Schedule 4(k)	Certain Changes
Schedule 4(l)	Liabilities
Schedule 4(m)	Insurance
Schedule 4(n)(v)	Contracts for Services
Schedule 4(n)(viii)	Indebtedness
Schedule 4(n)(xii)	Material Contracts
Schedule 4(o)	Labor Matters
Schedule 4(p)(i)	Employee Plans/Agreements
Schedule 4(p)(iv)	Controlled Group
Schedule 4(q)	Employee Compensation
Schedule 4(r)(ii)	Major Suppliers
Schedule 4(s)	Product Liability
Schedule 4(t)(i)	Affiliate Contracts
Schedule 4(t)(iii)	Affiliate Obligations
Schedule 4(u)	Tax Matters
Schedule 4(w)	Permits
Schedule 4(w)(i)	ISRA Activities
Schedule 4(w)(ii)	FDA Matters

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated October 1, 2013, is by and between Pipeline Biomedical Holdings, Inc., a New Jersey corporation having its principal place of business at 3 Wing Drive, Suite 102, Cedar Knolls, NJ 07927 (“Seller”), and MAKO Surgical Corp., a Delaware corporation having its principal place of business at 2555 Davie Road, Ft. Lauderdale, FL 33317 (“Buyer”). Buyer and Seller are referred to individually as a “Party” and collectively as the “Parties.”

          WHEREAS, substantially all of Seller’s business is dedicated to the design, development, manufacture and commercialization of orthopedic devices and related instruments for use with robotic devices and manual medical procedures (the “Product Business”).

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets, technology, intellectual property, rights and interests relating to the Product Business (other than the Excluded Assets, as defined below) on the terms set forth below.

          WHEREAS, Pipeline Orthopedics, LLC, a Delaware limited liability company (“Orthopedics”) and Pipeline Biomedical Products, LLC, a New Jersey limited liability company (“PBP” and, together with Orthopedics, the “Subsidiaries” and individually, a “Subsidiary”) are wholly-owned subsidiaries of Seller.

          WHEREAS, certain of the assets, technology, intellectual property, rights and interests relating to the Product Business are owned by the Subsidiaries.

          WHEREAS, the Parties intend the transaction contemplated by this Agreement to be treated as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

          1.          Purchase and Sale of Assets.

                       (a)          Purchased Assets.

                                     Upon the terms and subject to the conditions set forth herein, at the Closing, as defined in Section 10(a) below, Seller will sell, convey, assign, transfer and deliver to Buyer, or cause the applicable Subsidiary to sell, convey, assign, transfer and deliver to Buyer, and Buyer will acquire and purchase from Seller and the Subsidiaries, all of the business, technology, intellectual property, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Seller and the Subsidiaries of, related to or used in connection with the Product Business, together with all rights and privileges associated with such assets and with the Product Business, other than the Excluded Assets (as defined below) (collectively, the “Purchased Assets”). The Purchased Assets shall include, but not be limited to, the following assets of, related to or used in connection with the Product Business:

                    (i)                      All existing assets associated with or used to support the design, development and manufacture of any orthopedic devices and related instruments for use with robotic devices and manual instrumented (non-robotic) medical procedures.

                    (ii)                     Subject to Seller’s and its Affiliates’ rights pursuant to Section 7(f), the Porous Structured Technology (“PST”) (including the design and manufacture of devices utilizing EOS laser sintering equipment and all associated software).

                    (iii)                    All existing manufacturing rights, intellectual property, assets, trade secrets and know-how.

                    (iv)                    All of the leases of real property with respect to real property leased by Seller or any Subsidiary, including the leases described on Schedule 1(a)(iv) with respect to the real property described thereon.

                    (v)                     All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases, as defined below) owned, utilized or held by Seller or any Subsidiary as of the Closing Date.

                    (vi)                    All inventories of raw materials, work in process and finished goods (including all such in transit), and service and repair parts, supplies and components held by Seller or any Subsidiary as of the Closing Date, together with related packaging materials (collectively, the “Inventory”) described on Schedule 1(a)(vi).

                    (vii)                   All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller or any Subsidiary, including all such leases (the “Personal Property Leases”) described on Schedule 1(a)(vii).

                    (viii)                  All tangible rights and property, including all Intellectual Property Rights and Licenses of Seller or any Subsidiary, each as defined in Section 4(g), going concern value, goodwill, telephone, telecopy and email addresses and listings and websites.

                    (ix)                    All of Seller’s and each Subsidiary’s rights in, to and under all contracts, purchase orders, sales orders, agreements and commitments set forth in Schedule 1(a)(ix) (the “Contracts”).

                    (x)                     All technology development agreements with physicians set forth in Schedule 1(a)(x) (collectively, the “Technology Development Agreements”).

                    (xi)                    All records, data and files of every kind, including, without limitation, invoices, customer and vendor lists, research and development reports, blueprints, specifications, designs, manuals, studies, reports, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information.

                    (xii)                   Copies of all Tax (as defined in Section 4(u)(xiii)) records and Tax work papers relating to the Product Business or the Purchased Assets.

                     (xiii)                 All Permits, as defined in Section 4(w), including licenses, permits, approvals, certifications, accreditations, variances, exemptions, registrations, clearances, orders, governmental authorizations, certifications and listings.

                    (xiv)                  All insurance benefits, including rights and proceeds, under any “occurrence based” insurance policies covering or under which an amount is recovered in respect of any Losses arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date to the extent such Losses are incurred or suffered by Buyer or any of its Affiliates.

                    (xv)                   All claims of Seller or any Subsidiary against third parties, whether choate or inchoate, unknown or known, contingent or non-contingent.

                    (xvi)                  All rights of Seller or any Subsidiary relating to deposits and prepaid expenses, claims for refunds and rights to offset with respect thereto.

                    (b)          Excluded Assets.

                                   Notwithstanding any provision to the contrary contained in this Agreement, Buyer is not purchasing, and shall not be deemed to have purchased (the items below, collectively, the “Excluded Assets”):

                    (i)                      The License and Development Agreement, as amended, and assets exclusively related to bisphosphonate compound technology set forth on Schedule 1(b)(i).

                    (ii)                     The License and Development Agreement by and between Orthopedics and New Era Orthopaedics, LLC, and related 510(k)s.

                    (iii)                    All cash and cash equivalents.

                    (iv)                    All accounts receivable relating to the Product Business.

                    (v)                     All membership interests of Seller in each of the Subsidiaries and in Pipeline Biotechnology, LLC and all shares of common stock of Pipeline Biotechnology Holdings, Inc. owned by Seller (to be spun-out to the shareholders of Seller (other than Buyer) prior to the Closing pursuant to the Plan of Reorganization).

                    (vi)                    All stock purchase and stock investment agreements with physicians, including related promissory notes payable to Seller, set forth on Schedule 1(b)(vi) (collectively, the “Physician Stock Purchase Agreements”).

                    (vii)                   Two Hundred Fifty Thousand Four Hundred Seventy-One (250,471) shares of common stock of Buyer (“Common Stock”).

                    (viii)                    The License Agreement and the Distribution Agreement with Ketai Medical Device Limited (“Ketai”) each dated December 21, 2012 (collectively, the “Ketai Agreements”).

                    (ix)                      All federal, state and local income and franchise Tax credits and Tax refund claims for periods prior to the Closing Date. All Tax Returns, as defined in Section 4(u)(xiv), and records relating to periods prior to the Closing Date. Buyer shall have reasonable access to any returns and records necessary to prepare Tax Returns and may make excerpts therefrom and copies thereof.

                    (x)                       Seller’s franchise to be a corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Seller. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

                    (xi)                      The 510(k)s issued in the name of PBP.

                    (xii)                     Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Seller. For purposes of this Agreement, the term “Affiliate” means and includes (i) all shareholders, directors and officers of any entity, (ii) the spouse of any individual person, (iii) any person who would be the heir or descendant of any individual person if he or she were not living, (iv) any entity in which any of the foregoing has a direct or indirect interest (except through the ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market), and (v) with respect to any entity, any person or entity who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of any entity, whether through the ownership of voting securities, by contract or otherwise.

                    (xiii)                    All insurance benefits not included in Section 1(a)(xiv).

                    (xiv)                    All assets owned by Pipeline Biotechnology, LLC and Pipeline Biotechnology Holdings, Inc. set forth on Schedule 1(b)(xiv).

                    (xv)                     The License Agreement and the Collaboration Agreement with Massachusetts General Hospital, each dated April 1, 2013.

                    (xvi)                    The Medical Scientific Advisory Board Agreements between Seller and each of (A) Harry E. Rubash, M.D., (B) William J. Maloney, M.D., (C) David G. Lewallen, M.D., (D) Wayne G. Paprosky, M.D., and (E) J. Dennis Bobyn, Ph.D.

                    (xvii)                   Any registered or unregistered trademark utilizing or referencing the name “Pipeline.”

          2.          Assumption of Liabilities.

                       (a)           Assumed Liabilities.

                                      Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge only those liabilities, debts, claims, obligations, costs, expenses and responsibilities (collectively, “Liabilities”) of Seller and the Subsidiaries arising from and after the Closing under and pursuant to any of the Purchased Assets and that are assigned to Buyer at the Closing (the “Assumed Liabilities”).

                       (b)          Excluded Liabilities.

                                      Notwithstanding the foregoing, Buyer shall not assume and shall not be deemed to have assumed any Liability of Seller or any Subsidiary whatsoever not specifically deemed to be an Assumed Liability, and the Assumed Liabilities shall not include, without limitation, any of the following: (i) financial obligations related to the Purchased Assets that were incurred prior to, or are in existence on, the Closing Date; (ii) Liabilities of Seller or any Subsidiary to creditors, vendors, service providers, customers, clients, purchasers, leaseholders, shareholders or stakeholders; (iii) any Liabilities of Seller or any of its Affiliates for Taxes; (iv) except as provided in Section 3(c), any Liabilities of Seller or its Affiliates for income, transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement or the Plan of Reorganization, as defined in Section 6(d) (including any income Taxes arising because Seller or any Subsidiary is transferring the Purchased Assets); (v) any Liability of Seller or its Affiliates for the unpaid Taxes of any person under Section 1.1502-6 of the regulations issued under the Code (the “Treasury Regulations”) or any similar provision of state, local or non-U.S. Law, as a transferee or successor, by contract or otherwise; (vi) Liabilities arising out of or relating to products of Seller or any Subsidiary to the extent manufactured or sold prior to the Closing Date; (vii) Liabilities for violations of Law committed or penalties incurred by Seller or any Subsidiary on or before the Closing Date; (viii) Liabilities relating to or arising out of any employment action or practice in connection with the employment or termination of employment of any persons currently or formerly employed or seeking to be employed by Seller or its Affiliates, including Liabilities based upon breach of employment or labor contract, employment discrimination, wrongful termination, wage and hour or health and safety requirements, workers’ compensation, constructive termination, failure to give reasonable notice or pay in lieu of notice, severance or termination pay or the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or the National Labor Relations Act, as amended, or any equivalent state, municipal, county, local, foreign or other Law (as defined in Section 4(w)), and Liabilities to employees or former employees of Seller or its Affiliates, including, but not limited to, salaries, wages, pensions, royalties or other benefits or severance pay or retention or termination agreements; (ix) Liabilities for claims, litigation, judgments or actions arising out of the ownership or use by Seller or any Subsidiary of the Purchased Assets; (x) Liabilities incurred in connection with the execution of this Agreement and the other documents or instruments to be executed and delivered by Seller or any Subsidiary pursuant to this Agreement and the consummation of the transactions contemplated hereby or thereby; (xi) Liabilities arising out of or relating to the Excluded Assets, including, but not limited to, Liabilities arising out of or relating to the Physician Stock Purchase Agreements, Ketai Agreements or any of the Contracts described in Sections 1(b)(i) and (ii); (xii) Liabilities under any Employee Plan/Agreement (as defined in Section 4(p)(i)) or the rights or Liabilities incident to or incurred in connection with any Employee Plan/Agreement; (xiii) Liabilities of Seller or any Subsidiary based on Seller’s or any Subsidiary’s acts or omissions occurring after the Closing; or (xiv) Indebtedness for borrowed money incurred, assumed or guaranteed by Seller or any Subsidiary (collectively, the “Excluded Liabilities”).

           3.         Purchase Price; Payment.

                       (a)          Purchase Price.

                                      The purchase price (the “Purchase Price”) for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, (ii) the Down Payment (as defined below), and (iii) 3,953,771 unregistered shares of Common Stock (the “Share Consideration”).

                       (b)          Payment.

                                      The Purchase Price shall be paid as follows:

                       (i)                      Assumption of Assumed Liabilities. At the Closing, Buyer shall execute and deliver to Seller an assumption of liabilities and such other undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with the terms of this Agreement.

                       (ii)                     Credit for Prior Payments. Seller acknowledges and agrees that Buyer has previously paid Seller an amount equal to U.S. $2,500,000, in the form of one payment made by Buyer in November 2012, as a down payment against the Purchase Price (the “Down Payment”) and such amount shall be credited against the Purchase Price.

                       (iii)                    Share Consideration. At the Closing, Buyer shall issue to Seller the shares of Common Stock representing the Share Consideration.

                       (c)           Taxes.

                                      Seller and Buyer shall each be responsible for and each shall pay 50% of all applicable Transfer Taxes with respect to or arising out of the transfer or conveyance of the Purchased Assets to Buyer as contemplated by this Agreement. “Transfer Taxes” means all transfer, sales, use, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges (but excluding any income, franchise or capital gain Taxes). Each of Seller and Buyer shall be responsible for, and each shall pay, its own income or franchise Taxes with respect to or arising out of the transactions contemplated by this Agreement or otherwise.

          4.          Representations and Warranties of Seller.

                       Seller represents and warrants to Buyer as follows:

                       (a)          Organization.

                       (i)                    Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of New Jersey. Other than as set forth on Schedule 4(a)(i), Seller does not own, directly or indirectly, any capital stock or other equity or ownership security of any corporation, limited liability company, partnership or other entity interest. Seller has delivered to Buyer correct and complete copies of its certificate of incorporation and bylaws, including any amendments thereto.

                       (ii)                   Subsidiaries. Orthopedics is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware. PBP is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of New Jersey. Other than as set forth on Schedule 4(a)(ii), neither Orthopedics nor PBP owns, directly or indirectly, any capital stock or other equity or ownership security of any corporation, limited liability company, partnership or other entity interest. Seller has delivered to Buyer correct and complete copies of the certificate of organization and limited liability company operating agreement of each of Orthopedics and PBP, including any amendments thereto.

                       (b)          Corporate Power.

                                      Seller and each Subsidiary has all requisite corporate or limited liability company power and authority to own, operate and lease or license the Purchased Assets, to carry on its business as now conducted and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller or such Subsidiary pursuant hereto and to carry out the transactions contemplated hereby and thereby. Seller and each Subsidiary is duly licensed or qualified to do business as a foreign corporation or limited liability company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Seller and each Subsidiary is licensed or qualified to do business are listed on Schedule 4(b).

                       (c)          Authority.

                                     Seller and each Subsidiary has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller or such Subsidiary pursuant hereto (collectively, the “Seller Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Ancillary Documents by Seller and the applicable Subsidiary and the consummation by Seller and the applicable Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and shareholder or member action and no other corporate or limited liability company proceedings on the part of Seller or any Subsidiary and no other shareholder or member consents are necessary to authorize this

Agreement or any Seller Ancillary Document or to consummate the transactions contemplated hereby or thereby.

                    (d)          Enforceability.

                                   Seller has delivered to Buyer correct and complete copies of all consents, resolutions and other documents necessary for Seller and each Subsidiary to duly authorize the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Seller Ancillary Documents to be executed and delivered by Seller or any Subsidiary pursuant hereto will constitute, the legal, valid and binding obligations of Seller and the applicable Subsidiary, enforceable against Seller and the applicable Subsidiary each in accordance with their respective terms, except as such enforceability may be limited by Laws governing bankruptcy, insolvency, the enforcement of creditors’ rights or equitable principles generally.

                    (e)          No Conflict.

                                   Except as set forth on Schedule 4(e), the execution, delivery and performance of this Agreement by Seller and each Subsidiary does not and will not (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under the governing documents of Seller or any Subsidiary, (ii) conflict with, violate or result in the material breach of (A) any of the terms or conditions of, or constitute a default under, any Contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, License, Permit or other instrument or obligation to which Seller or any Subsidiary is a party or by which Seller, any Subsidiary or any of the Purchased Assets are bound or affected, or (B) any Law, regulation, ordinance, decree or other restriction to which Seller, any Subsidiary or any of the Purchased Assets are subject, or (iii) result in the creation or imposition of any Encumbrance (as defined below) or right, including rights of termination or cancellation, in or with respect to, or which otherwise adversely affect, the Purchased Assets, except with respect to the Assumed Liabilities.

                    (f)           Title and Condition of Assets.

                    (i)                    Seller and each Subsidiary has good and marketable title to all of the Purchased Assets to be transferred or conveyed by it to Buyer pursuant to this Agreement, subject to no mortgage, pledge, lien (including attorney liens), security interest, lease, claim, right of first refusal, restriction on use or transfer, charge or encumbrance whatsoever (collectively, “Encumbrances”). Seller and each Subsidiary will have and convey to Buyer at the Closing lawful possession and control of, and good and marketable title to, all of the Purchased Assets to be conveyed or conveyed by it to Buyer pursuant to this Agreement, subject to no Encumbrances.

                    (ii)                   All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, subject to ordinary wear and tear, free from any known defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller and the Subsidiaries), and have been maintained consistent with the standards generally followed in the industry. To the knowledge of Seller, all buildings, plants and other structures owned, leased or otherwise utilized by Seller or any Subsidiary are in good condition and repair, subject to ordinary wear and tear, and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                    (iii)                   Neither Seller nor any Subsidiary owns any real property which shall be transferred or conveyed to Buyer pursuant to this Agreement. Attached hereto as Schedule 1(a)(iv) are descriptions of any agreement for the lease of real property to which Seller or any Subsidiary is a party (the “Leased Real Properties”). There are now in full force and effect duly issued certificates of occupancy permitting the Leased Real Properties and improvements located thereon to be legally used and occupied by Seller and the Subsidiaries as the same are now constituted. The Leased Real Properties are zoned so as to permit the current uses thereon. To the knowledge of Seller, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Leased Real Properties from and to the existing highways and roads, and there is no pending or, to the knowledge of Seller, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the knowledge of Seller, there is not (A) any claim of adverse possession or prescriptive rights involving any of the Leased Real Properties, (B) any structure located on any of the Leased Real Properties which encroaches on or over the boundaries of neighboring or adjacent properties, (C) any structure of any other party which encroaches on or over the boundaries of any of the Leased Real Properties, or (D) any default, or any condition or matter which, with the passage of time or the giving of notice, or both, would constitute a default under any of the leases with respect to any of the Leased Real Properties. To Seller’s knowledge, no portion of any of the Leased Real Properties has been used as a landfill or for storage or landfill of hazardous or toxic materials.

                    (g)          Intellectual Property Rights.

                    (i)                     For purposes of this Agreement, the term “Intellectual Property Rights” shall mean all rights of Seller and each Subsidiary relating to Purchased Assets in the following: (A) trademarks, business identifiers, trade dress, service marks, trade names, domain names and brand names; (B) copyrights and all other rights associated therewith and the underlying works of authorship; (C) patents and applications for patents and all proprietary rights associated with such patents and applications and with the inventions disclosed therein; (D) inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (E) computer source code, programs and other software (including all machine readable code, printed listings of code, documentation, data, and related property and information) (collectively, the “Seller Software”); and (F) registrations of any of the foregoing, all applications therefor, goodwill associated with any of the foregoing and claims for infringement or breach thereof.

                    (ii)                    Schedule 4(g) to this Agreement contains a correct and complete list of all Intellectual Property Rights including unexpired patents, patent applications, trademark registrations, copyright registrations and unfiled invention disclosures in which Seller or any Subsidiary possesses an ownership interest, or under which it possesses a license.

                    (iii)                      Schedule 4(g) to this Agreement also specifies which of the Intellectual Property Rights are registered, or are the subject of an application for registration, and the jurisdictions thereof.

                    (iv)                      All registrations and applications relating to Intellectual Property Rights have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

                    (v)                       Seller or the applicable Subsidiary owns, possesses, or otherwise has the legally enforceable right to use and to bring actions for infringement of all of the Intellectual Property Rights.

                    (vi)                      Seller is not aware of any patents or pending patent applications (if a patent that included any claim from such pending applications were granted and included such claim) belonging to others that would be infringed by the manufacture, use or sale of the Purchased Assets. Seller is not aware of a claim of any infringement or breach of any intellectual property rights of any third party by Seller or any Subsidiary due to the manufacture, use or sale of the Purchased Assets. Neither Seller nor any Subsidiary has received any written notice that the manufacture, use or sale of the Purchased Assets, including the use of the Seller Software, infringes upon or breaches any intellectual property rights of any third party.

                    (vii)                     Schedule 4(g) contains a correct and complete list of all Contracts granting any interest in, or license under, any of the Intellectual Property Rights (“Licenses”).

                    (viii)                    Except as set forth in the agreements listed on Schedule 4(g), neither Seller nor any Subsidiary pays any royalties or other consideration for the right to use any intellectual property rights of others in the manufacture, use or sale of the Purchased Assets.

                    (ix)                      Neither Seller nor any Subsidiary has taken any action, or failed to take any action, that would result in any of the patents or patent applications listed on Schedule 4(g) becoming invalid or abandoned or result in any of the Licenses becoming terminated or resulting in any breach of any of the Licenses. All Licenses are in good standing, effective and subsisting and, to Seller’s knowledge, no party to any License is in breach thereof.

                    (x)                       Neither Seller nor any Subsidiary has any proprietary or confidential information relating to or affecting the Intellectual Property Rights or the Purchased Assets that are owned or claimed by third parties and that is not rightfully in the possession of Seller or the applicable Subsidiary, and Seller and each Subsidiary has complied in all material respects with all Contracts regarding and governing the disclosure and use of proprietary or confidential information relating to or affecting the Purchased Assets.

                    (xi)                      Neither Seller nor any Subsidiary has disclosed to any party other than Buyer and parties under non-disclosure agreements, the form of which has been provided to Buyer, any trade secrets included within the Intellectual Property Rights.

                    (xii)                     All employees, agents, consultants, and contractors who have contributed to or participated in the conception and development of any software included in the Intellectual Property Rights have executed appropriate instruments of assignment in favor of

Seller or the applicable Subsidiary as assignee that have conveyed to Seller or such Subsidiary full, effective and exclusive ownership of all intellectual property rights thereby arising.

                    (xiii)                   The consummation of the transactions contemplated by this Agreement will not alter or impair the Intellectual Property Rights. Neither Seller nor any Subsidiary has any executory, consulting, development, joint development or similar Contract relating to, or any Contract requiring the assignment of, any interest in any of the Intellectual Property Rights.

                    (xiv)                   Set forth on Schedule 4(g) is a list of the Seller Software, identifying with respect to each separate computer program making up the Seller Software, whether it is owned, licensed or otherwise used by Seller or the applicable Subsidiary. Schedule 4(g) identifies all material agreements relating to the Seller Software (the “Software Contracts”) and further classifies each such Software Contract under one of the following categories: (A) license to use third party software; (B) development, work-for-hire or consulting Contract; (C) distributor, dealer or value added reseller agreement; (D) license or sublicense to a third party (including agreements with end users); (E) maintenance, support or enhancement agreement; or (F) other.

                    (xv)                    The Seller Software is (A) owned by Seller or a Subsidiary, (B) currently in the public domain or otherwise available to Seller and/or the applicable Subsidiary without the approval or consent of any third party, or (C) licensed or otherwise used by Seller and/or the applicable Subsidiary pursuant to the terms of valid, binding License.

                    (xvi)                   No portion of the Seller Software sold or licensed by Seller or any Subsidiary directly or indirectly to end users contains any software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware or data; or to perform any other such actions.

                    (xvii)                  All employees who have contributed to or participated in the conception and development of any of the Seller Software have created such materials in the scope of employment with Seller or the applicable Subsidiary. The Seller Software is not, and to the knowledge of Seller, will not be, the subject of any claims of opposition from any employees or contract staff of Seller or any Subsidiary. For purposes of this Agreement, the terms “aware,” “knowledge” or “known” shall mean, with respect to any fact, circumstance, event or other matter in question, actual knowledge of such fact, circumstance, event or other matter, following due inquiry, of the corporate officers and employees set forth on Schedule 4(g)(xvii).

                    (xviii)                 Set forth on Schedule 4(g) is a list specifying the location of all copies of any source code for the Seller Software and detailing all source code escrow arrangements or agreements entered into by Seller or any Subsidiary and all beneficiaries of any such arrangements or agreements. Neither Seller nor any Subsidiary has made available to any third party any source code for the Seller Software. The source code for the Seller Software is supported by documentation, including coding comments, which is current and accurate. Standard back-up copies and working copies of the source code for the Seller Software have been made and securely maintained under the sole control of Seller or the applicable Subsidiary.

                    (xix)                   The Seller Software is not, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating Seller or any Subsidiary to make source code available to any third party or to publish or place in escrow source code and no open source code or quasi-open source code is incorporated into any product now or heretofore or currently proposed to be shipped by or on behalf of Seller or any Subsidiary. Neither Seller nor any Subsidiary has licensed any software in source code form to any third party.

                    (xx)                    Neither Seller nor any Subsidiary has entered into any agreement to indemnify any third party against any charge of infringement of any intellectual property rights.

                    (h)          Financial Statements.

                                   Included as Schedule 4(h) are true and complete copies of the financial statements of Seller consisting of (i) balance sheets of Seller as of December 31, 2011 and 2012 and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed opinions of EisnerAmper LLP, independent auditors for Seller for such years; (ii) balance sheet of the Product Business as of December 31, 2012 and the related statement of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed opinion of EisnerAmper LLP, independent auditors for the Product Business for such year; (iii) an unaudited balance sheet of Seller as of August 31, 2013 (the “Recent Balance Sheet”) and the related unaudited statement of income for the eight months then ended and for the corresponding period of the prior year; and (iv) an unaudited balance sheet of the Product Business as of August 31, 2013 and the related unaudited statement of income for the eight months then ended and for the corresponding period of the prior year. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and correct, in all material respects, have been prepared in accordance with generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were prepared (“GAAP”) (except, in the case of unaudited statements, for the absence of footnote disclosure that, if presented, would not differ materially from those included in the December 31, 2012 balance sheets) applied on a consistent basis, have been prepared in accordance with the books and records of Seller, and fairly present, in all material respects and in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Seller and the Product Business, as applicable, as of the dates and for the years and periods indicated.

                    (i)           Accounts Receivable.

                                   All accounts receivable of Seller and the Subsidiaries reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, are due and owing from Buyer (the “Accounts Receivable”).

                    (j)          Inventory.

                                  All Inventory of Seller and the Subsidiaries reflected on the Recent Balance Sheet consists of a quality usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market. All Inventory purchased since the date of the Recent Balance Sheet consists of a quality usable and saleable in the ordinary course of business, consistent with past practice. Except as set forth on Schedule 4(j), all Inventory of Seller and the Subsidiaries is located at the Leased Real Properties. All work in process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work in process is identified, and will require no rework with respect to services performed prior to Closing.

                    (k)         Absence of Certain Changes.

                                  Except as and to the extent set forth on Schedule 4(k), since December 31, 2012 there has not been with respect to the Product Business:

                    (i)                     No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Product Business or any of the Purchased Assets;

                    (ii)                    No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employee or agent of Seller or any of its Affiliates, other than in the ordinary course of business consistent with past practice, including any bonus or other employee benefit granted, made or accrued, or any material increase in the number of such employees or agents (including, without limitation, any increase or change pursuant to any Employee Plan/Agreement or other plan or commitment);

                    (iii)                   No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Seller or the Product Business;

                    (iv)                   No Commitments. Any commitment or transaction by Seller or any Subsidiary (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                    (v)                    No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Seller’s capital stock; any redemption, purchase or other acquisition by Seller of any capital stock of Seller, or any security relating thereto; or any other payment to any shareholder of Seller as such a shareholder; provided, however, that Seller shall make a stock distribution to its shareholders (other than Buyer) pursuant to the Plan of Reorganization, and such distribution shall not constitute a breach of this Section 4(k)(v);

                    (vi)                   No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Seller or any Subsidiary, except for the sale of Inventory items in the ordinary course of business;

                    (vii)                      No Indebtedness. Any Seller or Subsidiary “Indebtedness,” meaning, without duplication, (A) all indebtedness for borrowed money, (B) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (C) all obligations required under GAAP to be recorded as capital leases, (D) letters of credit, (E) obligations under conditional sale or other title retention agreements, (F) obligations issued or assumed as the deferred purchase price of property or services, (G) obligations secured by Encumbrances, and (H) any guarantee of any of the foregoing obligations or other commitment, obligation or undertaking to pay obligations of others;

                    (viii)                     No Encumbrances. Any Encumbrance made on any of the Purchased Assets;

                    (ix)                       No Amendment of Contracts. Any entering into, amendment or termination by Seller or any Subsidiary of any Contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                    (x)                        Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director, employee, shareholder or Affiliate of Seller or any Subsidiary; or

                    (xi)                       Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller’s or any Subsidiary’s policies or practices with respect to the granting of credit.

                    (l)                         Absence of Undisclosed Liabilities.

                                                 Except as and to the extent specifically disclosed in the Recent Balance Sheet, or on Schedule 4(l), Seller does not have any material Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business, consistent with past practice, and none of which has had or is expected to have a Material Adverse Effect on the business, financial condition or results of operations of Seller or the Product Business. For purposes of this Agreement, the term “Material Adverse Effect” shall mean any event, occurrence, fact, condition, development or change that, individually or in the aggregate with all other events, occurrences, facts, conditions, developments and changes, is materially adverse to (i) the business, results of operations, financial condition or assets of the Product Business, taken as a whole, or (ii) the ability of Seller or any Subsidiary to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, development or change arising out of or attributable to: (A) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (B) changes, conditions or effects that affect the industries in which the Product Business operates to the extent that such change, condition or effect does not have a disproportionate effect on the Product Business; (C) any change, effect or circumstance resulting from an action required by this Agreement; (D) the effect of any changes in applicable Laws or accounting rules, including GAAP; (E) any change, effect or circumstance resulting from the announcement of this Agreement; or (F) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God. Except as and to the extent described in the Recent Balance Sheet or on Schedule 4(l), Seller has no knowledge of any basis for the assertion against Seller or any Subsidiary of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which could reasonably be expected to give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Product Business, consistent with past practice.

                    (m)          Insurance.

                                   Set forth on Schedule 4(m) is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Product Business, true and correct copies of which have heretofore been made available to Buyer. Schedule 4(m) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $10,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Product Business, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and to Seller’s knowledge no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 4(m) indicates each policy as to which (i) the coverage limit has been reached, or (ii) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no knowledge of any act or omission of Seller or any Subsidiary which could result in cancellation of any such policy prior to its scheduled expiration date. Neither Seller nor any Subsidiary has been refused any insurance with respect to any aspect of the operations of the Product Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller and each Subsidiary has duly and timely made all claims it has been entitled to make under each policy of insurance. Other than as set forth on Schedule 4(m), since January 1, 2008, all products liability and general liability policies maintained by or for the benefit of Seller or any Subsidiary have been “claims made” policies. There is no claim by Seller or any Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller has no knowledge of any basis for denial of any claim under any such policy. Neither Seller nor any Subsidiary has received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller and each Subsidiary with all requirements of Law and with the requirements of all material Contracts to which Seller or any Subsidiary is a party.

                    (n)          Contracts and Commitments.

                    (i)                    Real Property Leases. Except for the real property leases set forth on Schedule 1(a)(iv) (the “Real Property Leases”), neither Seller nor any Subsidiary has any leases of real property.

                    (ii)                   Personal Property Leases. Except as set forth on Schedule 1(a)(vii), neither Seller nor any Subsidiary has any leases of personal property involving consideration or other expenditure in excess of $10,000 annually or involving performance over a period of more than six months.

                    (iii)                  Purchase Commitments. Except for purchase commitments for titanium powder, neither Seller nor any Subsidiary has any purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage, or which are at a price materially greater than the price paid historically by Seller or the applicable Subsidiary in the ordinary course of business, consistent with past practice.

                    (iv)                  Sales Commitments. Neither Seller nor any Subsidiary has any sales Contracts or commitments to customers or distributors other than Buyer.

                    (v)                   Contracts for Services. Except as set forth on Schedule 4(n)(v), neither Seller nor any Subsidiary has any understanding, Contract or commitment (written or oral) with any officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Seller or the applicable Subsidiary on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                    (vi)                  Powers of Attorney. Neither Seller nor any Subsidiary has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                    (vii)                 Collective Bargaining Agreements. Neither Seller nor any Subsidiary is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                    (viii)                Loan Agreements. Except as set forth on Schedule 4(n)(viii), neither Seller nor any Subsidiary is obligated under any loan agreement, promissory note, letter of credit, or other evidence of Indebtedness as a signatory, guarantor or otherwise.

                    (ix)                  Guarantees. Neither Seller nor any Subsidiary has guaranteed the payment or performance of any person, firm or corporation or agreed to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                    (x)                   Contracts Subject to Renegotiation. Neither Seller nor any Subsidiary is a party to any Contract with any governmental body which is subject to renegotiation.

                    (xi)                  Burdensome or Restrictive Agreements. Neither Seller nor any Subsidiary is a party to or is it bound by any Contract, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Product Business. Without limiting the generality of the foregoing, neither Seller nor any Subsidiary is a party to or is bound by any Contract requiring Seller or any Subsidiary to assign any interest in any Purchased Asset, or prohibiting or restricting Seller or any Subsidiary from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Product Business anywhere in the world.

                    (xii)                     Other Material Contracts. Neither Seller nor any Subsidiary has any Contract or commitment of any nature involving consideration or other expenditure in excess of $25,000, or involving performance over a period of more than six months, or which is otherwise individually material to the operations of the Product Business, except as explicitly described on Schedule 4(n)(xii) or in any other Schedule.

                    (xiii)                    No Default. Neither Seller nor any Subsidiary is in default under any Contract or commitment, nor, to Seller’s knowledge, has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller’s or any Subsidiary’s obligations or result in the creation of any Encumbrance on any of the Purchased Assets. No third party is in default under any Contract or commitment to which Seller or any Subsidiary is a party, nor, to Seller’s knowledge, has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

                    (o)          Labor Matters.

                                   Except as set forth on Schedule 4(o), within the last five years neither Seller nor any Affiliate has experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements in connection with or affecting its business. Except to the extent set forth on Schedule 4(o): (i) Seller and its Affiliates are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller and its Affiliates are not and have not engaged in any unfair labor practice; (ii) there is no unfair labor practice charge or complaint pending or threatened against Seller or any of its Affiliates or otherwise involving or relating to the Product Business; (iii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Seller, any Affiliate of the Product Business or any secondary boycott with respect to products of the Product Business; (iv) no question concerning representation has been raised or is threatened respecting the employees of Seller or its Affiliates; (v) no grievance that might have a Material Adverse Effect on the Product Business, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and to Seller’s knowledge no such claim therefor exists; and (vi) there are no administrative charges or court complaints pending against Seller or any of its Affiliates concerning alleged employment discrimination or other employment related matters pending or, to Seller’s knowledge, threatened. Since December 31, 2012, neither Seller nor any of its Affiliates has had any material adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any jurisdiction in which the Product Business is conducted.

                    (p)          Employee Benefit Plans.

                    (i)                    Disclosure. Schedule 4(p)(i) sets forth a correct and complete list of all material plans, programs, Contracts, policies and practices providing benefits to any employee of Seller or any of its Affiliates, or beneficiary or dependent thereof, sponsored or maintained by Seller or any ERISA Affiliate (as defined below), to which Seller or any Subsidiary contributes or is obligated to contribute, or under which Seller or any Subsidiary has or may have any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans/Agreements”). An “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Seller or any Affiliate is a member, an unincorporated trade or business under common control with Seller (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which Seller or any Affiliate is a member. Each Employee Plan/Agreement is identified in Schedule 4(p)(i), to the extent applicable, as one or more of an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “defined benefit plan” (as defined in Section 414 of the Code); an “employee pension benefit plan” (as defined in Section 3(2) of ERISA); or a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither Seller nor any ERISA Affiliate has ever contributed or been obligated to contribute to, or has had or may have any Liability with respect to, any such defined benefit plan, employee pension benefit plan or multiemployer plan.

                    (ii)                   Delivery of Documents. Seller has delivered to Buyer correct and complete copies of the following information with respect to each Employee Plan/Agreement:

(A) the Employee Plan/Agreement, including all amendments, or if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement; and

                        (B)          the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement, and all material employee communications relating to the Employee Plan/Agreement.

                    (iii)                  Prohibited Transactions. To Seller’s knowledge, there have been no “prohibited transactions” (within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which Seller, any of its Affiliates or any of the Purchased Assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law applicable to any Employee Plan/Agreement, or under any Contract or Law pursuant to which Seller or any Affiliate has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract or Law.

                    (iv)                    Controlled Group; Affiliated Service Group; Leased Employees. Except as otherwise set forth on Schedule 4(p)(iv), neither Seller nor any of its Affiliates is or ever has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code).

                    (v)                     Payments and Compliance. With respect to each Employee Plan/Agreement: (A) all payments due from the Employee Plan/Agreement (or from Seller or any of its Affiliates with respect to each such Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of Seller; (B) Seller and its Affiliates have complied with, and the Employee Plan/Agreement conforms to, all applicable Laws; (C) all reports and information relating to the Employee Plan/Agreement required to be filed with any governmental entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were correct and complete; and (D) there is no litigation pending (other than routine claims for benefits being reviewed pursuant to the Employee Plan’s/Agreement’s internal claim and approval process) or, to Seller’s knowledge, threatened or anticipated with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement. Each Employee Plan/Agreement that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code (a “409A Plan”) has been operated in compliance with Section 409A of the Code.

                    (vi)                    Post-Retirement Benefits. Except as expressly required under Sections 601 through 609 of ERISA, no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, employees or independent contractors of Seller or any of its Affiliates beyond their retirement or other termination of service, and neither Seller nor any of its Affiliates has any obligation to provide or contribute toward the cost of such coverage or benefits.

                    (vii)                   No Triggering of Obligations. The consummation of the transactions contemplated hereby will not (A) entitle any current or former director, employee or independent contractor of Seller or any of its Affiliates to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, employee or independent contractor of Seller or any of its Affiliates or otherwise trigger any benefits that will be subject to the additional Tax imposed by Section 4999 of the Code, or (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                    (viii)                  Future Commitments. Neither Seller nor any of its Affiliates has any announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements.

                   (q)          Employees; Compensation.

                                  Schedule 4(q) contains a correct and complete list of (i) all employees of Seller and its Affiliates who are engaged in the Product Business, (ii) each such employee’s title and location of employment, (iii) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason), and (iv) each such employee’s annual rate of compensation, including bonuses and incentives. For purposes of subclause (iv), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee.

                    (r)          Major Customers and Suppliers.

                    (i)                    Major Customers. Buyer is the only customer and distributor of the Product Business.

                    (ii)                   Major Suppliers. Schedule 4(r)(ii) contains a list of the ten largest suppliers to the Product Business for each of fiscal 2012 and year-to-date fiscal 2013 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Seller has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4(r)(ii) will not continue to be suppliers to the Product Business after the Closing and will not continue to supply the Product Business with substantially the same quantity and quality of goods at competitive prices.

                    (iii)                  Dealers and Distributors. Buyer is the only distributor of the Product Business. Neither Seller nor any Subsidiary has any sales representatives or dealers.

                    (s)          Product Liability.

                                  Schedule 4(s) contains a description of all product liability claims and similar litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Seller’s knowledge are threatened, or which have been asserted or commenced against Seller or any Subsidiary within the last three fiscal years, in which a party thereto either requests injunctive relief or alleges damages in excess of $15,000 (whether or not covered by insurance). There are no defects in design, construction or manufacture of any Product which could reasonably be expected to have a material adverse effect on the performance of such Product or create an unusual risk of injury to persons or property. Except as set forth in Schedule 4(s), none of the Products has been the subject of any replacement, field fix, retrofit, correction, modification or recall campaign and, to Seller’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals or clearances necessary to allow their sale and use. As used in this Agreement, the term “Products” means any and all products currently or at any time previously manufactured, distributed or sold by Seller or any Subsidiary in the Product Business, or by any predecessor of Seller or any Subsidiary under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller or any Subsidiary in the Product Business.

                    (t)          Affiliates’ Relationships to Seller.

                    (i)                    Contracts With Affiliates. All Contracts or other arrangements between Seller or a Subsidiary and any Affiliate are described on Schedule 4(t)(i).

                    (ii)                   No Adverse Interests. No Affiliate has any direct or indirect interest in (A) any entity which does business with Seller or any Subsidiary or is competitive with Seller’s or any Subsidiary’s business, or (B) any property, asset or right which is used by Seller or any Subsidiary in the conduct of its business.

                    (iii)                  Obligations. All obligations of any Affiliate to Seller or any Subsidiary, and all obligations of Seller or any Subsidiary to any Affiliate, are listed on Schedule 4(t)(iii).

                    (u)         Tax Matters.

                                  Except as set forth in Schedule 4(u):

                    (i)                    Seller and each Subsidiary has timely filed all Tax Returns required to be filed. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes owed by Seller or any Subsidiary (whether or not shown due on any Tax Return) have been paid. Neither Seller nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Encumbrances, other than Encumbrances for Taxes not yet due and payable, on any of the assets of Seller or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii)                     Seller and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (iii)                    No director or officer (or employee responsible for Tax matters) of Seller or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or any Subsidiary.

                  (iv)                    Neither Seller nor any Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Seller has not filed Tax Returns) any written (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any Subsidiary. Schedule 4(u) lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to Seller and each Subsidiary for taxable periods ended on or after January 1, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or any Subsidiary since January 1, 2009.

                  (v)                  Neither Seller nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which remains in effect. Neither Seller nor any Subsidiary is a party to any Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law), and (B) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law). Neither Seller nor any Subsidiary is a party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2)(3) and (4) of the Code or is not operated in accordance with such requirement.

                  (vi)                 Neither Seller nor any Subsidiary is a “foreign person” within the meaning of Code Section 1445(f)(3). Seller and each Subsidiary has disclosed on each of their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (vii)                Neither Seller nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither Seller nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller), or (B) has Liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise.

                  (viii)               Seller will provide to Buyer the data possessed by Seller with respect to Seller’s and each Subsidiary’s basis in its assets (or groups of assets), which information is sufficient to allow Buyer to determine Seller’s Tax basis in each of the Purchased Assets and to enable Buyer to satisfy its Tax reporting obligations under applicable Law.

                  (ix)                 The unpaid Taxes of Seller and each Subsidiary (A) did not, as of the date of the Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Since the date of the Recent Balance Sheet, neither Seller nor any Subsidiary has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice. The Tax reserve set forth in the financial statements set forth in Schedule 4(h) was prepared in accordance with ASC 740-10 (formerly known as FIN 48), and Seller has retained possession of all applicable workpapers and supporting materials.

                  (x)                   Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income, with respect to any of the Purchased Assets or Assumed Liabilities, for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following items of Seller or any Subsidiary:

(1) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(3) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(4) installment sale or open transaction disposition made on or prior to the Closing Date;

(5) prepaid amount received on or prior to the Closing Date; or

(6) election under Code Section 108(i).

                  (xi)                  Neither Seller nor any Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

                  (xii)                 Neither Seller nor any Subsidiary is, and has not been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b). Seller has not requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement.

                  (xiii)                “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, profits, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other person or entity.

                  (xiv)                “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

                  (xv)                 Notwithstanding anything to the contrary, no representation or warranty is made regarding any net operating loss, charitable contribution or other carryovers from Seller to periods ending after the Closing Date that may inure to the benefit of Buyer or any Affiliate of Buyer, nor is any representation or warranty made regarding the state tax nexus, withholding tax responsibilities or other tax filing obligations of Buyer or any Affiliate of Buyer for any post-Closing Tax periods.

                  (v)          Litigation.

                                 There are no actions, suits, investigations, arbitrations or administrative or other proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller, any Subsidiary or any of their respective shareholders, members, directors, managers or officers, that in any way involves Buyer or the Purchased Assets, before any court, arbitrator or governmental authority which, if determined or resolved adversely to Seller or the applicable Subsidiary, could reasonably be expected, individually or when considered together with all other such matters, (i) to have a material adverse effect on the right or ability of Seller, any Subsidiary or Buyer to use the Purchased Assets in the manner in which they are currently being used, or (ii) which is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. No event has occurred or action has been taken that is reasonably likely to result in any such action, suit, investigation, arbitration or administrative or other proceeding.

                  (w)         Compliance with Laws and Permits.

                                 Neither Seller nor any Subsidiary is in violation of any applicable law, rule, regulation, ordinance, judgment, permit, administrative order or decree (“Law”) that in any way involves the Purchased Assets, and will not be in such violation as a result of the execution and delivery of this Agreement or the Seller Ancillary Documents to be executed and delivered by Seller or any Subsidiary pursuant hereto or the consummation of the transactions contemplated hereby and thereby. With the exception of the licenses, permits, approvals, certifications, accreditations, variances, exemptions, registrations, clearances, orders, certifications, listings, authorizations and consents of all government entities and other third parties listed on Schedule 4(w) hereto with respect to the Purchased Assets (“Permits”), there are no Permits required for use of the Purchased Assets. All Permits listed on Schedule 4(w) are in full force and effect and are assignable to Buyer in accordance with their terms. Without limiting the generality of the foregoing:

                  (i)                   Environmental. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals, wastes or industrial, toxic, hazardous or petroleum or petroleum-based substances or materials (“Hazardous Material”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous

Material including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws.” Without limiting the generality of the foregoing provisions of this Section 4(w), Seller is currently and previously has been in material compliance with all Environmental Laws and any regulation, code, plan, permit, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no litigation nor any demand, claim, hearing or notice of violation pending or threatened against Seller relating in any way to the Environmental Laws or any order issued, entered, promulgated or approved thereunder. With respect to the Purchased Assets and the Product Business, there are no past or present (or, to Seller’s knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any permit, order or decree issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material. Except as set forth in Schedule 4(w)(i), neither Seller nor any Subsidiary has conducted any activities at any of the Leased Real Properties that would cause it to be considered an “industrial establishment” as defined in Section 7:26B-1.4 of the New Jersey Administrative Code.

                  (ii)                   Regulatory.

                                 (1)          Except as set forth in Schedule 4(w)(ii), as to each Product for which Seller or any Subsidiary has submitted, and received clearance from the United States Food and Drug Administration (“FDA”) for any 510(k) Premarket Notification (“510(k)”), or which would be covered by any such submission if submitted to and cleared by FDA, Seller and each Subsidiary has been and is in compliance in all material respects with applicable provisions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (“FDCA”), Code of Federal Regulations, Title 21 and all terms and conditions of any cleared submission.

                                 (2)          The research, testing, manufacturing, processing, handling, packaging, labeling, storage, sale and distribution of the Products are, and have been, conducted in material compliance with the 510(k)s, Permits, as applicable, and all applicable Laws, including, but not limited to, the FDCA, as amended from time to time, Title 21, and the Code of Federal Regulations, Title 21. Seller and each applicable Subsidiary holds all 510(k)s, and Permits necessary to research, test, manufacture, process, package, label, store, distribute and commercialize the Products. None of the 510(k)s or Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the knowledge of Seller, threatened. Seller and each Subsidiary has been and is in compliance with the terms of any known 510(k) in all material respects and with any FDA-issued warning letter, Form 483 notice of inspectional findings, Establishment Inspection Report,

Corrective and Preventative Action Plan, including any response of Seller or any Subsidiary and any similar compliance corrective action requirement and any condition placed thereon issued by any governmental entity.

                                   (3)          Seller has delivered to Buyer copies of any and all reports in its possession of inspectional observations, establishment inspection reports, untitled letters, warning letters and any other material documents received by Seller or any Subsidiary with respect to Products from the FDA that indicate or suggest lack of compliance, in any material respect, with the FDCA. Neither Seller nor any Subsidiary has received any notice (written or oral) that the FDA or other governmental entity has commenced or threatened to initiate any action to withdraw any clearance or request the recall of any Product, or commenced or threatened to initiate any action to suspend or enjoin manufacturing or production at any location of Seller or any Subsidiary, for failure to materially comply with any Laws. Except as disclosed in Schedule 4(w)(ii), neither Seller nor any Subsidiary has any unremedied or open FDA Form 483 notice of any inspectional findings or observations from the FDA.

                                   (4)          Except as set forth in Schedule 4(w)(ii), none of Seller, any Subsidiary or any of their respective Affiliates, directors, members, officers or managers, nor any employee or agent of Seller or any Subsidiary have engaged in any activities that are either prohibited under or materially non-conforming to any Law relating to healthcare regulatory matters, including, without limitation, (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes,” (b) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (c) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996,” (d) any state Board of Pharmacy Law or other similar state or federal Law regarding Permits, or (e) any federal, state or local statutes or regulations that regulate either the manufacturing, promotion or distribution of products manufactured, distributed or sold by Seller or any Subsidiary, including but not limited to, the FDCA.

(5) Except as set forth in Schedule 4(w)(ii), none of Seller, any Subsidiary or any of their respective directors, members, employees, officers or managers:

a. have been convicted of or charged with any violation of any Law related to any Federal Health Care Programs, as defined in 42 U.S.C. § 1320a-7b(f));

                         b.           (i) are excluded, suspended or debarred from participation, or are otherwise ineligible to participate, in any Federal Health Care Programs, any Federal procurement or non-procurement programs, or any other federal or state government programs or activities, including, without limitation, the FDA, or (ii) have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

                  (iii)                 Healthcare Regulatory Compliance. Seller is not aware of any investigation or other inquiry by any governmental entity with respect to its business structure or practices or its status as a vendor/supplier to participants in the federal healthcare programs, including Medicare and Medicaid. Neither Seller nor any Subsidiary has any known or reasonably expected direct or indirect Liabilities to any federal healthcare program. Seller is not aware of any healthcare regulatory compliance concerns with respect to its or any Subsidiary’s structure, business practices or its or any Subsidiary’s status as a vendor/supplier to participants in the federal healthcare programs, including Medicare and Medicaid, including but not limited to employing or contracting with individuals or entities who/which are excluded from participation in the federal healthcare programs, or offering or receiving remuneration for the referral of federal healthcare business. Seller expressly confirms that neither it nor any Subsidiary has engaged in any improper financial relationships with any potential referral sources. If and as applicable, Seller and each Subsidiary has complied with any and all federal or state reporting requirements or bans with respect to payments or transfers of value to physicians or other referral sources.

                  (iv)                 HSR Act Matters. Seller is its own ultimate parent entity as determined pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”). In the aggregate, Seller, and all entities that Seller directly or indirectly controls for purposes of the HSR Act, including 16 C.F.R. § 801.1(b): (A) have total assets below $14,200,000 as determined pursuant to the HSR Act, including 16 C.F.R. § 801.11; and (B) have annual net sales below $14,200,000 as determined pursuant to the HSR Act, including 16 C.F.R. § 801.11.

                  (x)         Consents and Approvals.

                                With the exception of the third party consents, approvals, authorizations, exemptions, waivers and permits as listed on Exhibit B hereto, there are no other consents, approvals, authorizations, exemptions, waivers or permits required for the transfer of the Purchased Assets from Seller or any Subsidiary to Buyer. Subject to obtaining the consents, approvals, authorizations, exemptions, waivers and permits listed on Exhibit B hereto, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller or any Subsidiary pursuant hereto, nor the consummation by Seller and each Subsidiary of the transactions contemplated hereby or thereby, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Purchased Assets under, any term or provision of any organizational documents of Seller or any Subsidiary or of any Contract or restriction of any kind or character to which a Seller or any Subsidiary is a party or by which Seller, any Subsidiary or any of the Purchased Assets may be bound or affected.

                  (y)         Sufficiency of Assets.

                                The Purchased Assets (i) constitute all assets and rights necessary to operate the Product Business in substantially the same manner presently operated by Seller and the Subsidiaries, and (ii) include all of the operating assets related to or used in connection with the Product Business.

                    (z)          Securities Matters.

                    (i)                   Seller is an “accredited investor” within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

                    (ii)                  Subject to the Plan of Reorganization, the shares of Common Stock representing the Share Consideration are being acquired by Seller and not by any other person and for the account of Seller, not as a nominee or agent and not for the account of any other person.

                    (iii)                 Subject to the Plan of Reorganization, Seller is acquiring the shares of Common Stock representing the Share Consideration for its own account and not with a view toward the public sale or distribution of any part thereof by public or private sale or other disposition, except pursuant to sales or other distributions registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws.

                    (iv)                 Seller (A) has had reasonable opportunity to ask questions of and receive answers from Buyer concerning the acquisition of the shares of Common Stock representing the Share Consideration, (B) has been permitted access, to Seller’s satisfaction, to Buyer’s annual report on Form 10-K for the year ended December 31, 2012 and all other public filings (the “SEC Filings”) made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), and (C) understands that the acquisition of the shares of Common Stock representing the Share Consideration is subject to risks as stated in the risk factors disclosed in Buyer’s SEC Filings or as otherwise may be applicable to similar investments and acknowledges that it has had an opportunity to review, and upon review, fully understands such risk factors.

                    (v)                  Seller (A) has provided each of its shareholders with a reasonable opportunity to ask questions of and receive answers from Buyer concerning the acquisition of the shares of Common Stock representing the Share Consideration, (B) has provided each of its shareholders with access to Buyer’s annual report on Form 10-K for the year ended December 31, 2012 and with access to all other SEC Filings of Buyer through EDGAR, and (C) has provided each of its shareholders with a shareholder letter in the form attached hereto as Exhibit C (each, a “Shareholder Letter”) and requested that each such shareholder execute and return the Shareholder Letter to Seller.

                    (vi)                 The shares of Common Stock representing the Share Consideration were not offered to Seller by way of general solicitation or general advertising by any means.

                    (vii)                Seller understands and agrees that the shares of Common Stock representing the Share Consideration have not been registered or qualified under the Securities Act or any applicable state securities Laws and Seller has provided notice to each of its shareholders that the shares of Common Stock representing the Share Consideration have not been registered or qualified under the Securities Act or any applicable state securities Laws.

                    (aa)         Holdings of Common Stock.

                                   Immediately prior to the date hereof, Seller beneficially owns Two Hundred Fifty Thousand Four Hundred Seventy-One (250,471) shares of Common Stock.

                    (bb)        Brokers or Finders.

                                   No Liability has been incurred or shall be incurred by Seller, any Subsidiary or any of their respective shareholders, members or Affiliates for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

                    (cc)         No Material Adverse Effect.

                                   Since December 31, 2012, there has been no Material Adverse Effect and, to Seller’s knowledge, no event or circumstance has occurred or exists that may result in a Material Adverse Effect.

                    (dd)        Representations and Warranties.

                                   No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit a fact necessary to make the statements contained therein not misleading.

          5.       Representations and Warranties of Buyer.

                    Buyer represents and warrants to Seller as follows:

                    (a)          Organization; Good Standing.

                                   Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    (b)          Corporate Power.

                                   Buyer has all requisite corporate power and authority to own, operate and lease or license the Purchased Assets, to carry on its business as now conducted and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby. Buyer is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where the failure to be so qualified would not cause a Material Adverse Effect.

                    (c)          Authority; Enforceability.

                                   Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto (the “Buyer Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Buyer Ancillary Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer and no shareholder consents are necessary to authorize this Agreement or any Buyer Ancillary Document or to consummate the transactions contemplated hereby or thereby. Buyer has delivered to Seller correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution, delivery and performance of this Agreement and the Buyer Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Buyer Ancillary Documents will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer each in accordance with their respective terms, except as such enforceability may be limited by Laws governing bankruptcy, insolvency, the enforcement of creditors’ rights or equitable principles generally.

                    (d)          No Conflict.

                                   The execution, delivery and performance of this Agreement by Buyer does not and will not (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under the governing documents of Buyer, or (ii) conflict with, violate or result in the material breach of (A) any of the terms or conditions of, or constitute a default under, any Contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation to which Buyer is a party or by which Buyer is bound or affected, or (B) any Law, regulation, ordinance, decree or other restriction to which Buyer is subject, in each case, in a manner that would materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

                    (e)          Brokers or Finders.

                                   No Liability has been incurred or shall be incurred by Buyer or any of its shareholders or affiliates for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby as a result of the actions of Buyer or any of its shareholders or affiliates.

                    (f)          Share Consideration.

                                   The shares of Common Stock representing the Share Consideration are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any Encumbrance and will not be subject to pre-emptive or similar rights of shareholders of Buyer.

                    (g)          Sufficiency of Funds.

                                   Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to pay all Accounts Receivable at or prior to the Closing Date and to otherwise consummate the transactions contemplated by this Agreement.

                    (h)          Reliance on SEC Filings; Financial Statements.

                                   All of Buyer’s SEC Filings have been prepared and filed in compliance with the Securities Act and the Exchange Act. The audited financial statements (including all notes and schedules contained therein or annexed thereto) included in Buyer’s SEC Filings have been prepared in accordance with GAAP applied on a consistent basis, have been prepared in accordance with the books and records of Buyer, and fairly present, in all material respects, in accordance with GAAP, the assets, Liabilities and financial position, the results of operations and cash flows of Buyer as of the dates and for the years and periods indicated.

                    (i)          Reorganization.

                                   Buyer has no current plan or intention (i) to reacquire any of its Common Stock issued in the transactions contemplated by this Agreement, or (ii) to sell or otherwise dispose of any of the Purchased Assets, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

                    (j)          Representations and Warranties.

                                   No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit a fact necessary to make the statements contained therein not misleading.

          6.       Covenants Between Signing and Closing.

                    (a)          No Shop.

                                   From the date hereof until the earlier of the termination of this Agreement pursuant to Section 12 hereof and the Closing, Seller agrees (i) to continue to comply with Section 6 of that certain Letter of Intent between Buyer and Seller dated May 16, 2013, as amended on July 9, 2013 and August 30, 2013 (the “Letter of Intent”), (ii) not to directly or indirectly initiate, solicit, make, encourage, discuss or entertain any discussion, negotiation, bid, submission of proposal or offer with respect to the sale or other transfer or disposition of all or any portion of the Purchased Assets, and (iii) not to provide any person who may be interested in acquiring, licensing or otherwise receiving the benefit of the Purchased Assets, other than Buyer and its representatives, with any information concerning the Purchased Assets.

                    (b)          Pre-Closing Access to Information.

                                   From the date hereof until the earlier of the termination of this Agreement pursuant to Section 12 hereof and the Closing, except as prohibited by applicable Law, and with Seller’s acknowledgement that time is of the essence, Seller shall provide all reasonable cooperation reasonably requested by Buyer for the purpose of effecting the consummation of the transactions contemplated hereby, including without limitation (i) affording Buyer and its officers, employees, agents, attorneys, accountants, consultants and other representatives access (at times mutually agreed upon) to all properties, books, contracts, commitments and records relating to the Purchased Assets, as well as inspection rights to the Purchased Assets, and (ii) furnishing to Buyer such financial and operating data and other information as to the Purchased Assets as Buyer may reasonably request from time to time in connection with its due diligence process.

                    (c)          Conduct of Business Pending the Closing.

                                   From the date hereof until the earlier of the termination of this Agreement pursuant to Section 12 hereof and the Closing, except as otherwise approved in writing by Buyer:

                    (i)                      Ordinary Course. Seller will carry on, and Seller will cause each Subsidiary to carry on, the Product Business in the ordinary course of business consistent with past practice.

                    (ii)                     Maintain Organization. Seller will take, and Seller will cause each Subsidiary to take, such action as may be reasonably necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Seller and each Subsidiary relating to the Product Business and will use its best efforts, and will cause each Subsidiary to use its best efforts, to preserve the business organization of Seller and each Subsidiary relating to the Product Business intact, to keep available to Buyer the present officers, employees and other staffing providers relating to the Product Business, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Seller or any Subsidiary relating to the Product Business.

                    (iii)                    No Breach. Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any material Contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

                    (iv)                    No Material Contracts. No Contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller or any Subsidiary, except Contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice and would not have been required to be disclosed in any schedule to this Agreement had they been in existence on the date of this Agreement.

                    (v)                    No Corporate Changes. Neither Seller nor any Subsidiary shall amend its certificate of incorporation, certificate of organization, bylaws or limited liability company operating agreement, or make any changes in authorized or issued capital stock or other equity interests, other than as contemplated by this Agreement.

                    (vi)                    Maintenance of Insurance. Seller and each Subsidiary shall maintain all of the insurance in effect as of the date hereof and shall not effect any material change to the coverage of any such insurance.

                    (vii)                   Maintenance of Property. Seller and each Subsidiary shall use, operate, maintain and repair all of the Purchased Assets in a manner consistent with past practice.

                    (viii)                  No Sale of Common Stock. Seller shall not sell, encumber or otherwise transfer or assign any shares of Common Stock or warrants to acquire shares of Common Stock.

                    (d)            Plan of Reorganization and Liquidation.

                                    Prior to the Closing, Buyer and Seller shall adopt, and Seller shall commence and take all actions, in a timely manner, set forth in, the Plan of Reorganization and Liquidation attached hereto as Exhibit D (the “Plan of Reorganization”).

                    (e)            Cooperation with Hiring of Certain Employees of Seller; Termination of Existing Employment Agreements.

                                    Buyer shall offer employment to those employees of Seller or its Affiliates identified on Exhibit E (the “Product Employees”) simultaneous with the Closing at the salary levels or hourly rates set forth thereon. Seller agrees to fully cooperate with Buyer in this regard and to facilitate, and not take any action that is reasonably likely to adversely affect, Buyer’s employment of the Product Employees. For the Product Employees who have employment agreements with Seller or any of its Affiliates and who agree to accept employment with Buyer upon the Closing, Seller agrees to obtain and deliver to Buyer the employees’ and Seller’s mutual consent to the termination of the employees’ existing employment agreements with Seller effective immediately prior to the Closing.

                      (f)          Technology Development Agreements.

                          (i)           Amendment of Technology Development Agreements. Each of the Technology Development Agreements that contains an aggregate minimum royalty provision and/or contemplates the issuance of Seller equity under certain circumstances, including the amount, if any, of the aggregate minimum royalty payable by Seller or a Subsidiary to the physician party thereto (with respect to each Physician, the “Aggregate Royalty Amount”), is listed on Exhibit F. Prior to the Closing, Seller shall amend or cause to be amended each of the Technology Development Agreements listed on Exhibit F to reduce, as applicable, the Aggregate Royalty Amount by at least 50% and to reflect the additional terms and conditions set forth on Exhibit G. As so amended, each such Technology Development Agreement shall be assigned by Seller as a Purchased Asset to Buyer pursuant to Section 1(a)(x) and subject to Section 2(b).

                          (ii)          Payments by Seller. At or prior to the Closing, (A) Seller shall pay or cause to be paid to each physician party to a Technology Development Agreement listed on Exhibit F (a “Physician”) the amount payable to such Physician as set forth on

Exhibit F, which amount shall constitute not less than 50% of Aggregate Royalty Amount under the applicable Technology Development Agreement (with respect to each Physician, the “Seller Payment Amount”), and (B) Seller shall provide to Buyer (1) written evidence, in form and substance reasonably satisfactory to Buyer, of Seller’s or a Subsidiary’s payment of the Seller Payment Amount to each Physician, which shall be in the form of a promissory note of Seller payable to such Physician in a single payment, without interest on or before that date which is seven months after the Closing Date, and (2) a written acknowledgment (together with the written evidence described in subclause (1), “Payment Confirmation”), in form and substance reasonably satisfactory to Buyer, from each Physician acknowledging such Physician’s receipt of the Seller Payment Amount and confirming the portion of the Aggregate Royalty Amount that remains payable by Seller or a Subsidiary to such Physician under the applicable Technology Development Agreement after giving effect to such Physician’s receipt of the Seller Payment Amount (with respect to each Physician, the “Buyer Payment Amount”). Following the Closing, Buyer shall pay or cause to be paid all or a portion of the Buyer Payment Amount, as well as any additional royalties that may become due and payable under the applicable Technology Development Agreement, in each case, as and when required by the applicable Technology Development Agreement.

                    (g)          Further Actions.

                                   The Parties shall use reasonable best efforts to take, or cause to be taken, such actions and to do, or cause to be done, and to reasonably cooperate with the other Party with respect to, such things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, in the case of Seller, using reasonable best efforts to obtain or transfer prior to the Closing the third party consents, approvals, authorizations, exemptions, waivers and permits as set forth on Exhibit B hereto that are necessary for the consummation of the transactions contemplated hereby.

                    (h)          Notification.

                                   Prior to the Closing, Seller shall promptly provide Buyer with written notice of, and keep Buyer advised as to, (i) any Material Adverse Effect affecting the Purchased Assets and the Assumed Liabilities, and (ii) any pending or, to Seller’s knowledge, threatened or anticipated litigation that challenges the transactions contemplated by this Agreement.

                    (i)           Disclosure.

                                   Seller shall promptly notify Buyer in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described on a schedule to this Agreement on the date hereof or would otherwise cause the representations and warranties of Seller made pursuant to this Agreement not to be correct and complete as of the date hereof, but no such disclosure shall cure any breach of any representation or warranty.

          7.          Additional Covenants.

                       (a)          Other Transfer Instruments/Further Assurances and Cooperation.

                                      Following the Closing Date, at the request of Buyer and without any further consideration: (i) Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to vest in Buyer, or to perfect for Buyer, the absolute right, title and interest in and to the Purchased Assets free and clear of any and all Encumbrances; (ii) Seller shall provide or cause to be provided all documents and information related to Seller’s operation of the Product Business or any of the Purchased Assets prior to the Closing and provide such assistance, in each case, as may be reasonably requested by Buyer in connection with (A) the issuance by the Township of Hanover, New Jersey of a certificate of occupancy for continuing operations at Seller’s facility located at 8 Ridgedale Avenue, Cedar Knolls, New Jersey 07927 (the “Ridgedale Facility”), and (B) any investigation, inquiry or enforcement action that may be undertaken by any governmental entity and any notice, application, certification or other document or instrument required to be applied for, obtained, prepared, filed or submitted to any governmental entity related to the Product Business or any of the Purchased Assets; and (iii) Seller shall provide or cause to be provided such assistance as may be reasonably requested by Buyer with respect to the preparation, filing or review of any Tax Returns related to the Product Business or any of the Purchased Assets, financial statements (including, without limitation, audited financial statements of the Products Business for fiscal year 2011 and fiscal year 2012), pro forma financials or other documentation related to Seller, the Product Business, the Purchased Assets or the transactions contemplated by this Agreement that Buyer determines are necessary or advisable, including, without limitation, any consents or opinions from EisnerAmper LLP relating to the fiscal year 2011 and fiscal year 2012 audited financial statements of the Product Business and any review by EisnerAmper LLP of any interim unaudited financial statements of the Product Business. Buyer shall be solely responsible for the fees and expenses of EisnerAmper LLP incurred by Seller to the extent such fees and expenses relate directly to the preparation of the fiscal year 2011 and fiscal year 2012 audited financial statements of the Product Business or the review of any unaudited financial statements of the Product Business that are requested by Buyer. If, following the Closing Date, Buyer reasonably determines that any or certain assets that, consistent with the intent of and tenor of this Agreement, should have constituted Purchased Assets under the Agreement were not transferred to Buyer by Seller or its Subsidiaries, and if Seller agrees with such assessment, then Seller shall cause the transfer of such assets to Buyer such that they become Purchased Assets subject to all of the terms and conditions of this Agreement without additional consideration.

                       (b)          Stock Restrictions.

                                      Seller shall not, during the period commencing on the Closing Date and ending six months after the Closing Date (the “Restricted Period”), (i) offer, pledge, dividend, distribute, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock representing the Share Consideration or any securities convertible into or exercisable or exchangeable for shares of Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the shares of Common

Stock representing the Share Consideration, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) (collectively, “Transfer”); provided, however, that upon the earlier of (A) five business days prior to the consummation of the acquisition by any person or entity, through tender offer, merger or otherwise, of all of the issued and outstanding shares of Common Stock, and (B) the one-month anniversary of the Closing Date, Seller may make a pro rata distribution of all or a portion of the shares of Common Stock representing the Share Consideration to those of Seller’s shareholders who have executed a Shareholder Letter which is delivered to Buyer on or before the Closing Date, and provided, further, that Seller shall cause its legal counsel to provide any opinion that is required by Buyer’s transfer agent to effect such distribution and issue a share certificate or certificates with respect to the shares of Common Stock so distributed. Seller understands and agrees that stop transfer instructions relating to the shares of Common Stock representing the Share Consideration will be placed on Seller’s account during the Restricted Period relating to such shares of Common Stock at Buyer’s transfer agent, and that any and all certificates evidencing such shares of Common Stock, if any, will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND, AS A RESULT, ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE ISSUER. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF SECTION 7(b) OF THE ASSET PURCHASE AGREEMENT DATED OCTOBER 1, 2013 BY AND BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF.

Seller understands and agrees that the foregoing restrictions shall apply to any proposed Transfer during the Restricted Period of the shares of Common Stock representing the Share Consideration, including, without limitation, a Transfer to any shareholder or Affiliate of Seller, whether or not such Transfer is contemplated by this Agreement, the Plan of Reorganization or any other document or instrument entered into by Seller or any shareholder or Affiliate of Seller in connection with this Agreement. Within five calendar days of the expiration of the Restricted Period, Buyer shall deliver or cause to be delivered to Seller a stock certificate representing the Share Consideration without the legend set forth above and Seller shall immediately return the stock certificate issued at Closing to Buyer for cancellation. Seller and/or Seller’s shareholders to whom the shares of Common Stock representing the Share Consideration are distributed pursuant to and in accordance with this Section 7(b) may sell or otherwise Transfer the shares of Common Stock representing the Share Consideration at any time (A) to any person or entity who, through tender offer, merger or otherwise, acquires all of the issued and outstanding shares of Common Stock, or (B) following the expiration of the Restricted Period.

                    (c)          Corporate Existence.

                                   From the date hereof until the date that is one year following the Closing Date (the “Corporate Existence Date”), Seller shall maintain its existence as a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; provided, however, that, prior to the Corporate Existence Date and in accordance with the terms of the Plan of Reorganization, Seller may merge into a newly-formed limited liability company, which limited liability company shall maintain its existence as a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey until the Corporate Existence Date. No later than the Corporate Existence Date, Seller shall engage in one or more transactions treated as a liquidation of Seller within the meaning of Code Section 331.

                    (d)          Confidentiality.

                                   Except for the press release to be issued and the required Exchange Act filings by Buyer in connection with the execution of this Agreement and consummation of the transaction contemplated by this Agreement or as otherwise provided by Law, the rules and regulations of any applicable stock exchange or other regulator or governmental entity, the contents of this Agreement shall remain confidential, and neither Party shall disclose the terms of this Agreement. Notwithstanding the foregoing, either Party may disclose the contents of this Agreement and the existence of the Agreement to the extent reasonably necessary (i) to obtain the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller and all third party consents, approvals, authorizations, exemptions, waivers and permits as listed on Exhibit B hereto required for the transfer of the Purchased Assets from Seller to Buyer, and (ii) to the disclosing Party’s officers, directors, employees, agents, advisors, Affiliates, independent contractors or other persons over which it has control who are subject to confidentiality agreements.

                    (e)          Maintenance of Insurance.

                                   From the date hereof until the date that is three years following the Closing Date (the “Insurance Maintenance Period”), Seller or an Affiliate of Seller shall maintain, at its expense, the products liability insurance in effect with respect to the Product Business as of the date hereof. Without limiting the foregoing, at or prior to the Closing, Seller shall pay or cause to be paid to the provider of such products liability insurance the full amount of all premiums payable in respect of such products liability insurance during the Insurance Maintenance Period.

                    (f)          Non-Competition of Seller and its Subsidiaries and Principals.

                                  As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to preserve the goodwill associated with the Purchased Assets, (i) for a period of five years after the Closing Date, Seller shall not, and Seller shall cause its Subsidiaries and Principals (as defined below) and each of the respective Affiliates of Seller’s Subsidiaries and Principals not to, directly or indirectly, replicate or duplicate, or develop, manufacture or sell, any products of the Product Business heretofore released or designed under the SAA (namely, cementless total hip system as described in 510(k) clearances K112802, K130353 and K131237, cemented primary cruciate retaining total knee as described in 510(k) clearance K123692 and FDA submission K132046 and cementless and cemented uni knee system designs as documented at the time of Closing), and (ii) for a period of three years after the Closing Date, Seller shall not, and Seller shall cause its Subsidiaries and Principals and each of the respective Affiliates of Seller’s Subsidiaries and Principals not to, directly or indirectly, develop, manufacture or sell any products within the Product Categories, as defined below, and, in the case of both subclauses (i) and (ii), including, but not limited to, the commercialization of such joint reconstruction products and the development of intellectual property related to such joint reconstruction products. Notwithstanding the foregoing restrictions in both subclauses (i) and (ii), Seller and its Subsidiaries and Principals and their respective Affiliates may develop, manufacture or sell (A) total hip and total knee systems that are combined with bisphosphonate for purposes of a regulatory study only (IDE, CE or similar), (B) Novel Implants, as defined below, and (C) with respect only to the limitations set forth in subclause (ii) above, the NEO total knee system, as described in 510(k) clearances K120313, K122500 and FDA submission K131368, for sale only in China and only in the non-Robotic Device Field of Use. Seller and its Subsidiaries and Principals and their respective Affiliates shall be permitted to utilize the PST design and manufacturing process Seller developed (but not any related trademarks, business identifiers, trade dress, service marks, trade names or brand names) to design and manufacture devices that do not violate the non-competition restrictions herein. For further clarity, the development, manufacture or sale of any of the following products shall not be deemed to violate the non-competition restrictions set forth in this Section 7(f): hip fracture devices, soft tissue washers/anchors, hip surface replacement systems, hip/knee revision systems, trauma devices and knee osteotomy devices. The geographic scope of this covenant not to compete shall extend worldwide. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases or assumes all or any portion of the Purchased Assets or Assumed Liabilities. Recognizing the specialized nature of the Purchased Assets and the value of the covenants set forth in this Section 7(f) as a material inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Seller acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable. If, at the time of enforcement of any provision of this Section 7(f), a court holds that the restrictions stated herein are unreasonable or unenforceable under circumstances then existing, the Parties agree to the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area. “Product Categories” shall have the meaning set forth in the Strategic Alliance Agreement, dated as of October 1, 2010 (and subsequently amended on October 21, 2011 and November 7, 2012) between Buyer and Seller (the ”SAA”) with the definitions further clarified to include cemented unicompartmental knee systems, total knee systems to be cemented and cementless primary cruciate retaining knee systems and the total hip system to be cementless primary total hip system. “Novel Implants” shall mean implants produced only for use in the non-Robotic Device Field of Use and only as devices with Enabling Technologies (as hereinafter defined) for clinical evaluation in up to ten (10) U.S. accounts and/or for sale outside the United States of America. “Enabling Technologies” shall include, but not be limited to, imaging technologies, device coatings and surface enhancements. “Robotic Device” shall have the meaning set forth in the Rights Agreement (as defined herein). “Principals,” as used herein, means Alex Khowaylo, David S. Washburn, Robert C. Cohen and Michael McCarthy. For the avoidance of doubt, the restriction set forth in this Section 7(f) shall not apply to any shareholder of Seller other than the Principals.

                    (g)          Future Right of Buyer to License Novel Implants.

                                   Following the Closing, the Parties agree to, at the sole option of Buyer, enter into good faith and commercially reasonable negotiations regarding a non-exclusive license agreement amongst the Parties with respect to the Novel Implants developed by Seller for use with a Robotic Device, with the timing and form of such negotiations to be within the good faith discretion of the Parties following Buyer’s decision to pursue such license agreement.

                    (h)          Payroll Tax.

                                   The Parties agree that, with respect to employees of Seller or its Affiliates who accept employment with Buyer as of the Closing Date, they respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 2004-53. For purposes of reporting employee remuneration to the IRS on Forms W-2, W-3 and 941 for the calendar year in which the Closing Date occurs, Seller and Buyer shall utilize the “Standard Procedure” described in Section 5 of Revenue Procedure 2004-53. The Parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, Seller meets the definition of “predecessor” and Buyer meets the definition of “successor” as defined in the Treasury Regulations Section 31.3121(a)(1)-1(b). Seller shall supply Buyer, with respect to all the affected employees, all cumulative payroll information as of the Closing Date. Notwithstanding the foregoing, Buyer shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of Seller. Seller shall pay all such Liabilities as and when due.

                    (i)          Employment Matters.

                                  Seller shall satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including workers’ compensation, life insurance, medical and disability programs), under any Employee Plans/Agreements of Seller or any Subsidiary brought by, or in respect of, any Product Employee or any other current or former employee of Seller or any Subsidiary, which claims arise out of events occurring at, prior to or after the Closing, in accordance with the terms and conditions of such Employee Plans/Agreements or applicable Laws without interruption as a result of the employment by Buyer of any such Product Employee. Seller or a Subsidiary shall maintain a health plan following the Closing Date, and Seller and such Subsidiary shall be responsible to provide COBRA continuation health coverage to all “M&A qualified beneficiaries,” as defined in Treasury Regulations Section 54.4980B-9 Q&A - 4, as such regulations apply to the transaction set forth in this Agreement for the maximum period required under COBRA (without regard to any ability of Seller or such Subsidiary to terminate COBRA coverage by terminating its group health plan). Seller also shall be responsible, at the sole cost and expense of Buyer, to provide COBRA continuation health coverage as to each Product Employee employed by Buyer for the period beginning on the Closing Date and ending on the date such Product Employee is eligible to receive health coverage from Buyer under Buyer’s health plan.

                    (j)           Consent to Employment.

                                  Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates release, waive and discharge, and agree not to sue or otherwise pursue, any and all Claims, known or unknown, that Seller or any of its Affiliates may have against Buyer (or any of Buyer’s Affiliates) and/or any employee arising out of or relating to any such employee’s employment with Buyer or any of Buyer’s Affiliates, including all Claims arising under any Contract containing any non-competition, confidentiality or similar provisions, except to the extent such Claims relate to events which transpired prior to the Closing or do not relate to the Product Business in any manner whatsoever.

                    (k)          Reorganization.

                    (i)                     For a period of not less than three years following the Closing, Buyer or an Affiliate of Buyer will (A) continue to the historic business of Seller, or (B) use a significant portion of the Purchased Assets in a business (the provisions of subclause (A) and subclause (B) shall be applied in a manner consistent with Treasury Regulation Section 1.368-1(d); provided, however, that nothing in this Section 7(k) shall require Buyer or any Affiliate of Buyer to take any action or omit to take any action with respect to the Product Business or the Purchased Assets that Buyer’s Board of Directors determines in good faith, after consultation with its outside legal counsel, could be inconsistent with its fiduciary duties to Buyer’s shareholders under applicable Law.

                    (ii)                    Buyer and Seller will each include a statement that complies with the requirements of Treasury Regulations Section 1.368-3(a) with its federal income Tax Return for the year of the reorganization and will retain the information required to comply with Treasury Regulations Section 1.368-3(d).

                    (iii)                   The Parties hereto intend the transactions described in Sections 1 to 3 of this Agreement to qualify as a reorganization under Section 368(a)(1)(C) of the Code. However, Buyer makes no representations or warranties to Seller regarding the tax treatment of these transactions, whether these transactions will qualify as tax-free plans of reorganization under the Code, or any of the tax consequences to Seller, and Seller acknowledges that Seller is relying solely on its own tax advisors in connection with this Agreement.

                     (l)          Tax Audit.

                    If an audit, investigation or similar proceeding with respect to Tax matters of Seller or any Subsidiary shall be commenced involving any taxing authority with respect to any

Tax matter that may affect the past, current or future Tax Liability of Buyer (e.g., a potential change in adjusted tax basis of any Purchased Asset) (a “Tax Proceeding”), Seller shall provide Buyer with written notice of the Tax Proceeding within ten days after its commencement; provided, however, that the failure to provide written notice of the Tax Proceeding within such 10-day period shall not relieve Seller or any Subsidiary from its obligations with respect to the subject of the Tax Proceeding. Buyer (or its legal and accounting advisors) may fully participate, at Buyer’s sole expense, in the Tax Proceeding. Neither Seller nor any Subsidiary shall settle the Tax Proceeding in a manner that could reasonably be expected to materially adversely affect Buyer without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Seller shall keep Buyer reasonably informed of the commencement, status and nature of the Tax Proceeding and, at the request of Buyer and without any further consideration, shall provide or cause to be provided all assistance reasonably requested by Buyer with respect to the conduct of the Tax Proceeding. In the event the provisions of this Section 7(l) and Section 11(e)(iv) apply, then the provision of Section 11(e)(iv) shall control.

                    (m)          Payments to Former Employees of Seller.

                    As soon as reasonably practicable following the expiration of the Restricted Period, Seller shall make or cause to be made payments to those former employees of Seller who accept employment with Buyer on the Closing Date in the aggregate amount of not less than $1,370,000 and in such form as Seller shall determine, other than shares of Common Stock representing the Share Consideration, as identified on Exhibit H.

                    (n)          Satisfaction of Certain Post-Closing Obligations of Seller.

                    From and after the Closing, Seller shall (i) pay or cause to be paid all amounts payable by Seller and/or Pipeline Biotechnology, LLC under that certain License and Development Agreement, dated as of August 24, 2010, among J.D. Bobyn, OsteoAid Inc., Seller and Pipeline Biotechnology, LLC (together with all amendments thereto and any successor agreement or agreements, the “OsteoAid Agreement”) in the manner and at such times as set forth in the OsteoAid Agreement, including, without limitation, all amounts payable to any person or entity, directly or indirectly, in connection with or as a result of a claim or determination that an “Exit Event” has occurred under the OsteoAid Agreement, and (ii) use its reasonable best efforts to take such further action (in addition to satisfying all payment obligations described in subclause (i)) as is necessary to maintain in effect the OsteoAid Agreement so as not to adversely affect the rights of Buyer under the Rights Agreement.

                    (o)          Shareholder Letters.

                    Seller shall use its best efforts to obtain and deliver to Buyer, not more than 30 days following the Closing, a Shareholder Letter from each shareholder of Seller, if any, who did not execute and deliver a Shareholder Letter prior to the Closing.

                    (p)          Supply Agreement for IDE Study.

                    Buyer agrees that, following the Closing until the earlier of (i) the 24-month anniversary of the Closing Date if Seller has not taken material steps towards the completion of its bisphosphonate IDE study prior to such date, or (ii) such time as Seller has completed or elected to terminate or not proceed with its bisphosphonate IDE study, Buyer shall, at Seller’s option, supply to Pipeline Biotechnology, LLC, a subsidiary of Seller, (A) such implants at cost plus 30%, and (B) such instrument devices at cost plus 10%, in each case, to the extent required by Pipeline Biotechnology, LLC to execute such bisphosphonate IDE study.

                    (q)          Buyer SEC Compliance.

                    Until the earlier of (i) the date on which any person or entity, through tender offer, merger or otherwise, acquires all of the issued and outstanding shares of Common Stock, or (ii) the 14-month anniversary of the Closing Date, Buyer shall (A) make and keep available adequate current public information, as those terms are understood and defined in Rule 144(c)(1) promulgated under the Securities Act, (B) file with the Securities and Exchange Commission in a timely manner all material reports and other documents required to be filed by Buyer under the Exchange Act, and (C) furnish to Seller (via notice of posting on EDGAR) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents required to be filed by Buyer under the Exchange Act, in each case, promptly upon the reasonable request of Seller, whether such request is made on Seller’s own behalf or on behalf of any shareholder of Seller.

                    (r)          Non-Competition of Buyer.

                    Buyer acknowledges that Seller, through a wholly-owned subsidiary and pursuant to the Ketai Agreements, has granted Ketai exclusive rights to sell Seller’s cementless total hip system (as described in Section 7(f)) in Taiwan and the People’s Republic of China for use only in non-Robotic Devices. Buyer agrees that, so long as the Ketai Agreements continue in effect, Buyer shall not, directly or indirectly, sell such cementless total hip system for use in non-Robotic Devices in Taiwan and the People’s Republic of China.

          8.       Conditions Precedent to Buyer’s Obligations.

                    Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

                    (a)          Representations and Warranties True on the Closing Date.

                                   Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement, and each of the statements contained in the schedules or in any instrument, list, certificate or writing delivered by or on behalf of Seller or any Subsidiary pursuant hereto, shall be true and correct in all respects when made and shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality, in which case such representation shall be true and correct in all respects) at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

                    (b)          Compliance with Agreement.

                                   Seller shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement that are to be performed or complied with by Seller prior to or on the Closing Date, including the delivery of the documents described in Section 10.

                    (c)          Absence of Litigation.

                                   No litigation shall have been commenced or, to Buyer’s knowledge, threatened or anticipated, and no investigation by any governmental entity shall have been commenced, against any party or any of their respective Affiliates with respect to the transactions contemplated hereby.

                    (d)          Consents and Approvals; Notices.

                                   All approvals, consents and waivers that are required to effect the transactions contemplated hereby, including the approval of Seller’s shareholders as required by applicable Law and the certificate of incorporation, as amended, the bylaws and any similar organizational documents of Seller, and those described in Exhibit B hereto, shall have been received, and written evidence thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Seller shall have provided appropriate notice to the third parties that are entitled to notice of the transfer of the Purchased Assets.

                    (e)          Receipt of Payment Confirmation.

                                   Buyer shall have received Payment Confirmation with respect to each Physician.

                    (f)          Entry into Employment Agreement.

                                   Buyer and Robert Cohen shall have entered into an employment agreement, substantially in the form of Exhibit K attached hereto, which employment agreement shall be effective immediately upon the Closing.

                    (g)          Entry into Distribution Rights and Services Agreement.

                                   Buyer, Pipeline Biotechnology, LLC and Pipeline Biotechnology Holdings, Inc. shall have entered into a Distribution Rights and Services Agreement (the “Rights Agreement”) substantially in the form of Exhibit A to the Stock Redemption Agreement dated as of November 7, 2012, as amended by the First Amendment to Stock Redemption Agreement dated as of December 14, 2012, between Seller and Buyer, and the shares of Seller owned by Buyer shall have been redeemed by Seller and cancelled.

                    (h)          No Material Adverse Effect.

                                   No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

          9.       Conditions Precedent to Seller’s Obligations.

                    Each and every obligation of Seller to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Seller) prior to or at the Closing of each of the following conditions:

                    (a)          Representations and Warranties True on the Closing Date.

                                   Except for any changes permitted by the terms of this Agreement or consented to in writing by Seller, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in the schedules or in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, shall be true and correct in all respects when made and shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality, in which case such representation shall be true and correct in all respects) at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

                    (b)         Compliance with Agreement.

                                  Buyer shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the documents described in Section 10.

                    (c)          Absence of Litigation.

                                   No litigation shall have been commenced or, to Seller’s knowledge, threatened or anticipated, and no investigation by any governmental entity shall have been commenced, against any party or any of their respective Affiliates with respect to the transactions contemplated hereby.

                    (d)          Entry into Distribution Rights and Services Agreement.

                                   Buyer, Pipeline Biotechnology, LLC and Pipeline Biotechnology Holdings, Inc. shall have entered into the Rights Agreement, and the shares of Seller owned by Buyer shall have been redeemed by Seller and cancelled.

                    (e)           Payment of Accounts Receivable.

                                   Buyer shall have paid to Seller, in cash or other immediately available funds either at or before the Closing, all Accounts Receivable.

          10.      Closing and Closing Deliveries.

                    (a)          Closing Date.

                                   Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Section 12, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Buyer, at 10:00 a.m., local time, on the second business day following the satisfaction or waiver of all of the conditions set forth in Section 8 and Section 9, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as the Parties shall agree in writing. The Closing shall be deemed to have become effective as of 12:01 a.m., local time, on the date on which the Closing is actually held, and such time and date is referred to as the “Closing Date.”

                    (b)          Seller’s Deliveries.

                                   At the Closing, Seller shall deliver, or Seller shall cause the applicable Subsidiary to deliver, to Buyer:

                    (i)                    physical possession of the Purchased Assets, together with all files, books and records relating thereto;

                    (ii)                   a Patent Assignment and a Trademark Assignment, in each case, in substantially the form attached hereto as Exhibit I (collectively, the “Assignments of Patents and Trademarks”) duly executed by Seller and each Subsidiary;

                    (iii)                  such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as are necessary to vest in Buyer all right, title and interest of Seller and each Subsidiary in and to the Purchased Assets, free and clear from any and all Encumbrances whatsoever, in form and substance reasonably satisfactory to Buyer, duly executed by Seller and each Subsidiary;

                    (iv)                  documentation in form and substance satisfactory to Buyer and Buyer’s counsel providing for the termination and release of any and all Encumbrances on the Purchased Assets, if any;

                    (v)                   all third party consents, approvals, authorizations, exemptions, waivers and permits as such as listed on Exhibit B hereto;

                    (vi)                  a certificate as to the corporate good standing of Seller and PBP from the Treasurer of the State of New Jersey and of Orthopedics from the Secretary of State of the State of Delaware;

                    (vii)                 a duly executed incumbency certificate relating to each person executing any document executed and delivered by Seller or any Subsidiary pursuant hereto, in form and substance reasonably satisfactory to Buyer;

                    (viii)                   a copy of the resolutions or any written consent action of the Board of Directors and shareholders of Seller authorizing and approving this Agreement and the Seller Ancillary Documents to be executed and delivered by Seller or any Subsidiary pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary of Seller;

                    (ix)                     copies of the certificate of incorporation and bylaws of Seller, certified, with respect to the certificate of incorporation, by the Treasurer of the State of New Jersey and, with respect to the bylaws, by the secretary of Seller;

                    (x)                      copies of the certificate of organization and limited liability company operating agreement of (A) PBP, certified, with respect to the certificate of organization, by the Treasurer of the State of New Jersey and, with respect to the operating agreement, by the secretary of Seller, and (B) Orthopedics, certified, with respect to the certificate of organization, by the Secretary of State of the State of Delaware and, with respect to the operating agreement, by the secretary of Seller;

                    (xi)                     the employee covenants, substantially in the form attached hereto as Exhibit J (the “Employee Covenants”), duly executed by each Product Employee;

                    (xii)                    the part-time consulting agreement, substantially in the form attached hereto as Exhibit L, between Buyer and Dave Washburn (the “Washburn Consulting Agreement”), duly executed by Dave Washburn;

                    (xiii)                   the part-time consulting agreement, substantially in the form attached hereto as Exhibit M between Buyer, Seller and Robert Cohen (the “Cohen Consulting Agreement”), duly executed by Robert Cohen and Seller;

                    (xiv)                   the Rights Agreement, duly executed by Pipeline Biotechnology, LLC and Pipeline Biotechnology Holdings, Inc.;

                    (xv)                    amendments to each of the Technology Development Agreements listed on Exhibit F in the manner contemplated by Section 6(f)(i) and as set forth on Exhibit G, in each case, duly executed by Seller and the applicable Physician; and Payment Confirmation from each Physician party to a Technology Development Agreement listed on Exhibit F;

                    (xvi)                   evidence of filing of New Jersey bulk sales notification and satisfaction of any related New Jersey tax liabilities;

                    (xvii)                  a certificate signed by an officer of Seller reasonably acceptable to Buyer certifying that, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement, and each of the statements contained in the schedules or in any instrument, list, certificate or writing delivered by or on behalf of Seller or any Subsidiary pursuant hereto, were true and correct in all respects when made and are true and correct in all material respects (except for any representation or warranty that is qualified by materiality, in which case such representation is true and correct in all respects) at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date;

                    (xviii)                  an amendment, assignment and assumption of lease agreement, in substantially the form attached hereto as Exhibit N (the “Landlord Consent”), duly executed by Seller, each landlord under the Real Property Leases and each ground lessor, if any, of the Leased Real Properties;

                    (xix)                    Shareholder Letters, executed by holders of not less than 80% of the issued and outstanding shares of Seller, which holders shall include, among others, Robert Poggie and Douglas Gabel;

                    (xx)                     a non-competition agreement, in substantially the form attached hereto as Exhibit O (the “Non-Competition Agreement”), duly executed by each of Alex Khowaylo, Mike McCarthy, Dave Washburn and Robert Cohen;

                    (xxi)                    a certification from Seller and each Subsidiary, in form and substance reasonably satisfactory to Buyer, certifying that each such person is not a foreign person within the meaning set forth in Treasury Regulation Section 1.1445-2(b), duly executed by Seller and each Subsidiary; and

                    (xxii)                   all other documents, instruments or writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

                    (c)          Buyer’s Deliveries.

                                   At the Closing, Buyer shall deliver to Seller:

                    (i)                        the Share Consideration, including a written acknowledgment from Buyer’s transfer agent that it will issue a stock certificate representing such Share Consideration effective as of the Closing and cause such stock certificate to be delivered to Seller;

                    (ii)                       an assumption of liabilities and such other undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with the terms hereof;

                    (iii)                      a certificate as to the corporate good standing of Buyer from the Secretary of State of the State of Delaware;

                    (iv)                      a duly executed incumbency certificate relating to each person executing any document executed and delivered by Buyer pursuant hereto, in form and substance reasonably satisfactory to Seller;

                    (v)                       a copy of the resolutions or any written consent action of the Board of Directors of Buyer (A) authorizing and approving this Agreement and the Buyer Ancillary Documents to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and (B) approving the transfer of the shares of Common Stock representing the Share Consideration by Buyer to Seller, in each case certified by the secretary of Buyer;

                    (vi)                      copies of the certificate of incorporation and bylaws of Buyer, certified, with respect to the certificate of incorporation, by the Secretary of State of the State of Delaware and, with respect to the bylaws, by the secretary of Buyer;

                    (vii)                     the Assignments of Patents and Trademarks, duly executed by Buyer;

                    (viii)                    the Washburn Consulting Agreement, duly executed by Buyer;

                    (ix)                      the Cohen Consulting Agreement, duly executed by Buyer;

                    (x)                       the Rights Agreement, duly executed by Buyer;

                    (xi)                      the Landlord Consents, duly executed by Buyer;

                    (xii)                     the Non-Competition Agreements, duly executed by Buyer;

                    (xiii)                    a certificate signed by an officer of Buyer reasonably acceptable to Seller certifying that, except for any changes permitted by the terms of this Agreement or consented to in writing by Seller, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in the schedules or in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, were true and correct in all respects when made and are be true and correct in all material respects (except for any representation or warranty that is qualified by materiality, in which case such representation shall be true and correct in all respects) at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date;

                    (xiv)                    to the extent any Accounts Receivable have not been paid in full to Seller prior to the Closing, payment of any outstanding Accounts Receivable to Seller in cash or other immediately available funds; and

                    (xv)                     all other documents, instruments or writings required to be delivered to Seller at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

          11.     Indemnification.

                    (a)          Survival of Representations, Warranties, Agreements and Covenants.

                                  The representations and warranties set forth in this Agreement will survive the Closing and will expire 18 months after the Closing Date (the “Expiration Date”), except the following representations and warranties (collectively, the “Specified Representations”): the representations and warranties contained in Sections 4(b), 4(c), 4(d), 4(e)(i), 4(f)(i), 4(z)(v), 5(b) and 5(c), which representations and warranties shall survive forever, and the representations and warranties contained in Section 4(u), Section 4(w)(i) and Section 4(w)(iv), which shall survive until the expiration of the applicable statutes of limitation; provided, however, that delivery by one Party to the other of a written notice of breach of any representation or warranty, specifying the breach in reasonable detail to the extent then known, and making a claim with respect thereto, on or prior to the Expiration Date will be deemed to preserve such Party’s claim after the Expiration Date with respect thereto until the final resolution of such claim. The covenants required to be performed prior to Closing shall survive the Closing and shall expire on the Expiration Date, and the covenants required to be performed from and after the Closing will survive the Closing until fully performed in accordance with their terms or for the periods set forth in such covenants. All claims for actual fraud or intentional misrepresentation shall survive the Closing hereunder until barred by the applicable statute of limitations.

                    (b)      Indemnification by Seller.

                              Seller hereby agree to indemnify, defend and hold harmless Buyer, its officers, employees, directors, agents and shareholders (“Buyer Indemnified Parties”) from and against any and all Losses suffered, incurred or sustained by Buyer resulting from, arising out of or due to (i) Seller’s breach of any representations and warranties made by Seller under this Agreement, (ii) Seller’s breach of any covenant or obligation of Seller under this Agreement, (iii) the Excluded Liabilities, (iv) Seller’s ownership, use or operation of the Purchased Assets prior to the Closing, (v) any matter set forth on Exhibit P, or (vi) any past failure of Seller to provide to the Township of Hanover, New Jersey a complete and accurate site plan exemption application, including, but not limited to, hazardous substance and wastewater discharge information, and/or to obtain a certificate of occupancy from the Township of Hanover, New Jersey for continuing operations at the Ridgedale Facility (collectively, the “Hanover Matters”).

                    (c)      Indemnification by Buyer.

                              Buyer hereby agrees to indemnify, defend and hold harmless Seller and its respective officers, employees, directors, agents and shareholders (“Seller Indemnified Parties”) from and against any and all Losses, suffered, incurred or sustained by Seller resulting from, arising out of or due to (i) Buyer’s breach of any representations and warranties, (ii) Buyer’s breach of any covenant or obligation of Buyer under this Agreement, or (iii) Buyer’s assumption of the Assumed Liabilities from and after the Closing Date.

                    (d)      Definition of Loss.

                              For purposes of this Agreement, “Loss” means any and all Liabilities, obligations, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, fines, penalties, assessments, Taxes, deficiencies, amounts paid in settlement, losses and expenses (including interest, court costs, disbursements, reasonable fees of attorneys (including reasonable and demonstrable allocated costs of in-house counsel), accountants and other experts or other reasonable expenses of any litigation or other proceedings or of any claim, default or assessment), arising out of any claim, complaint, demand, cause of action, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter, known or unknown.

                    (e)       Limitations on Indemnification.

                    (i)                    Seller’s Limitations. Seller shall not be required to indemnify Buyer Indemnified Parties with respect to claims for Losses pursuant to Section 11(b)(i) hereof until the aggregate amount of all Losses incurred by Buyer Indemnified Parties under Section

11(b)(i) hereof equals or exceeds $250,000 (the “Basket”), in which event Buyer Indemnified Parties shall be entitled to be indemnified pursuant to Section 11(b)(i) hereof for all Losses in excess of the Basket. Buyer Indemnified Parties may not recover indemnification under Section 11(b)(i) hereof in an aggregate amount in excess of $10,000,000 (the “Cap”).

                    (ii)                     Buyer Limitations. Buyer shall not be required to indemnify and hold harmless Seller Indemnified Parties with respect to claims for Losses pursuant to Section 11(c)(i) hereof until the aggregate amount of all Losses incurred by Seller Indemnified Parties under Section 11(c)(i) hereof equals or exceeds the Basket, in which event Seller Indemnified Parties shall be entitled to be indemnified pursuant to Section 11(c)(i) hereof for all Losses (not just Losses in excess of the of the Basket). Seller Indemnified Parties may not recover indemnification under Section 11(c)(i) hereof in an aggregate amount in excess of the Cap.

                    (iii)                    Payments by an indemnifying Party pursuant to Section 11(b) or Section 11(c) in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified Party in respect of any such claim. The indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses. If the indemnified Party does not recover under insurance policies or indemnity, contribution or other similar agreements for any indemnified Loss until after the date of payment of indemnification hereunder with respect to such Loss, then the initial payment of indemnification shall not be reduced by such subsequent recovery, but the indemnified Party shall subsequently rebate to the indemnifying Party the amount of such recovery equal to the amount such Loss to which such recovery relates actually indemnified by the indemnifying Party (after giving effect to the limitations set forth in Section 11(e)); provided, however, that with respect to any indemnified Loss, an indemnified Party shall not be required to rebate an amount in excess of the amount of its subsequent recovery related to such Loss or in excess of the amount of such Loss actually indemnified by the indemnifying Party.

                    (iv)                    Each indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that an indemnified Party shall not be required to incur any costs to remedy the breach that gives rise to such Loss or otherwise mitigate such Loss.

                    (v)                     Notwithstanding the foregoing, in no event shall the Basket or Cap be deemed to apply to (A) breaches of the Specified Representations, (B) breaches of the representations and warranties set forth in Section 4(u)(i), Section 4(w)(i) and Section 4(w)(iv), (C) Buyer’s or Seller’s covenants contained in this Agreement, including, without limitation, Seller’s covenants in Section 7(n), (D) Buyer’s obligations with respect to the Assumed Liabilities, (E) the Excluded Liabilities, (F) any matter set forth on Exhibit P, (G) any of the Hanover Matters, or (H) any claim for actual fraud.

                    (f)          Notice of Claim; Indemnification Procedures Relating to Third Party Claims.

                    (i)                     Either Party shall give to the other Party prompt written notice of any claim or event (including, but not limited to, the commencement of any Tax audit with regard to a Tax period ending on or before the Closing Date) which the notifying Party believes may give rise to a claim for indemnification hereunder; provided, however, that the failure of an indemnified Party to give such prompt written notice shall not affect the Liability of the indemnifying Party hereunder except to the extent that the rights of the indemnifying Party to defend itself or to cure or mitigate Losses are actually prejudiced thereby. Thereafter, the indemnified Party shall furnish to the indemnifying Party, in reasonable detail, such information as it may have with respect to any such claim or other event, including copies of any summons, complaint or other pleading which may have been served upon it or any written claim, demand, invoice, billing or other document evidencing or asserting the same.

                    (ii)                    The indemnifying Party will have the right, within 15 days after being so notified in accordance with Section 11(f)(i) hereof (the “Notice Period”), to assume the defense of any Party claim, litigation or proceeding asserted by a third party (a “Claim”) with counsel reasonably satisfactory to the indemnified Party. If notice is given to an indemnifying Party of the commencement of a Claim in accordance with this Agreement and the indemnifying Party does not, within the Notice Period, give notice to the indemnified Party of its election to assume the defense thereof, the indemnified Party shall have the right to conduct and control the defense of such Claim without the indemnifying Party’s consent; provided, however, that the indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). In any Claim, the defense of which the indemnifying Party has assumed, the indemnified Party will have the right to participate therein and retain its own counsel at its own expense, unless representation of such Parties by the same counsel would, in the reasonable opinion of the indemnified Party’s counsel, be inappropriate due to actual or potential differing interest between them, and in such case such separate counsel may be retained by the indemnified Party at the expense of the indemnifying Party. The indemnifying Party may elect to settle any Claim defended by it without the written consent of the indemnified Party; provided, however, that such settlement is limited to payment of monetary damages that are payable in full by the indemnifying Party and the indemnified Party is fully discharged at the time of settlement from any Liabilities with respect to the Claim and such settlement will not have an adverse effect on the indemnified Party. The indemnifying Party may not enter into any settlement that is not limited to payment of monetary damages without the indemnified Party’s prior written consent. Notwithstanding the foregoing, if an indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such indemnified Party may, by notice to the indemnifying Party, assume the exclusive right to defend, compromise or settle such action with counsel of the indemnified Party’s selection, but the indemnifying Party shall have no Liability with respect to a compromise or settlement thereof entered into without its consent (which consent will not be unreasonably withheld, conditioned or delayed).

                    (g)          Exclusive Remedy.

                                  Other than with respect to fraud, intentional misrepresentation or illegal activity, and other than as set forth in Section 13(c), the indemnification provided in this Article 11 shall be the sole and exclusive remedy available to Buyer and Seller with respect to any breach of any representation, warranty, covenant or agreement made by Seller or Buyer, respectively, in this Agreement.

          12.     Termination.

                    (a)          Reasons for Termination.

                                  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

                    (i)                     by mutual written agreement of Buyer and Seller; or

                    (ii)                    by Buyer, provided Buyer is not then in material breach of this Agreement, in accordance with Section 12(b) hereof, in the event the Closing shall not have occurred on or before October 11, 2013 (the “Termination Date”) and the inability to close the transactions contemplated hereunder by such date is due solely to Seller’s failure to satisfy one or more of its obligations hereunder; provided, however, that as long as Seller is engaged in good faith negotiations to obtain one or more of the third party consents listed on Exhibit B, the Termination Date shall be extended until no later than October 31, 2013; or

                    (iii)                   by Seller, provided Seller is not then in material breach of this Agreement, in accordance with Section 12(b) hereof, in the event the Closing shall not have occurred on or before the Termination Date and the inability to close the transactions contemplated hereunder by such date is due solely to Buyer’s failure to satisfy one or more of its obligations hereunder, provided, however, that Seller may extend the Termination Date until no later than October 31, 2013; or

                    (iv)                   by Buyer or Seller, in accordance with Section 12(b) hereof, if any governmental entity shall have enacted, issued, promulgated, enforced or entered any final, nonappealable order or any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of the transactions hereby; or

                    (v)                    by Buyer, provided Buyer is not then in material breach of this Agreement, in accordance with Section 12(b) hereof, if there has been a material violation or breach by Seller of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by Buyer; or

                    (vi)                   by Seller, provided Seller is not then in material breach of this Agreement, in accordance with Section 12(b) hereof, if there has been a material violation or breach by Buyer of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by Seller.

                    (b)          Notice of Termination; Effect of Termination.

                    (i)                     In the event Seller or Buyer desires to terminate this Agreement as provided in Sections 12(a)(ii), (iii), (iv), (v) or (vi), the terminating Party shall provide written notice thereof to the other Party as promptly as possible specifying the provision of this Agreement pursuant to which such termination is made, and the Party receiving notice of such termination shall have 30 days from such notice to cure the breach, failure or violation set forth in such notice of termination. If such breach, failure or violation is not cured to the reasonable satisfaction of, or waived by the terminating Party, then this Agreement shall immediately and automatically (without any further action required by the Parties) become null and void.

                    (ii)                    Termination of this Agreement pursuant to this Section 12 shall not in any way affect the rights of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties or covenants of this Agreement prior to the termination hereof. If Buyer is the breaching Party, then Buyer shall indemnify Seller for all Losses arising out of such breach. If Seller is the breaching Party, then Seller shall indemnify Buyer and its Affiliates and representatives for all Losses arising out of such breach.

                    (iii)                   Notwithstanding any termination of this Agreement pursuant to this Section 12, (A) the duties, rights and obligations of the Parties set forth under Section 7(d) and Section 13 shall survive the termination of this Agreement, and (B) pursuant to Section 1(qq) of the Second Amendment to Strategic Alliance Agreement, dated as November 7, 2012, between Seller and Buyer, the Down Payment shall not be forfeited by Buyer, but shall be applied as a credit towards the purchase price to be paid for the Product Business in the event that Buyer or any Affiliate, successor or permitted assignee of Buyer at any time following the termination of this Agreement purchases the Product Business from Pipeline, or any Affiliate, successor or permitted assignee of Pipeline.

          13.     General Provisions.

                    (a)          Expenses.

                    (i)                     Whether or not the transactions contemplated by this Agreement are consummated and except as set forth in Section 13(a)(ii), each Party hereto shall bear all of its own expenses, including its own legal, accounting, investment banking and advisory fees and expenses associated with the negotiation of the Agreement and the consummation of the transactions contemplated by this Agreement.

                    (ii)                    Seller and Buyer shall each be responsible for and each shall pay 50% of all amounts relating to the cost of all filing fees and other costs relating to the transfer of the Purchased Assets to Buyer. Buyer shall, however, have no obligation to incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any person or entity in connection with any third party consents and approvals required to transfer the Purchased Assets to Buyer.

                    (b)      Termination of SAA.

                              Buyer and Seller acknowledge and agree that, effective immediately upon the Closing, the SAA, including all rights and obligations of Buyer, Seller and their respective Affiliates thereunder, shall terminate and be of no further force or effect.

                    (c)      Specific Performance.

                              Buyer and Seller acknowledge and agree that in the event of any breach of this Agreement, including but not limited to the obligation to consummate the transactions contemplated hereby, each non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties hereto, in addition to any relief at Law that may be available and regardless of any other provision contained in this Agreement, (i) will waive, in any action for specific performance, any and all defenses to the remedy of specific performance, including the defense of adequacy of a remedy at Law, (ii) shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to specific performance of this Agreement without the need to post a bond, and (iii) will not object, or raise any procedural defenses, to the entry by summary procedure of any court order, including a mandatory injunction that requires specific performance of any or all obligations under this Agreement.

                    (d)      Notices.

                              All notices and other communications which are required, if any, or may be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) if sent by facsimile, when receipt thereof is acknowledged by a confirmation copy of the same, (iii) if sent via electronic mail, when receipt thereof is acknowledged by a confirmation electronic mail, but only if a party has identified an electronic mail address below, (iv) the next business day following the day on which the same has been delivered prepaid to a nationally recognized overnight courier service, or (v) three (3) business days following deposit in the mail as registered or certified, postage prepaid in each case. The respective addresses to be used for all such notices, demands or requests are as follows:

If to Buyer, to (or to such other person or address as Buyer shall furnish to Seller in writing):

MAKO Surgical Corp.
Attn: General Counsel
2555 Davie Road
Fort Lauderdale, FL 33317
Facsimile: (954) 707-5360
Email: mfrank@surgical.com

(with a copy to)

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Jessica Lochmann Allen, Esq.
Facsimile: (414) 297-4900
Email: jlochmann@foley.com

If to Seller, to (or to such other person or address as Seller shall furnish to Buyer in writing):

Pipeline Biomedical Holdings, Inc.
Attn: David Washburn
52 Marcia Road
Ringwood, NJ 07456
Facsimile: (973) 962-4192
Email: dwashburn55@gmail.com

(with a copy to)

Drinker Biddle & Reath LLP
Attn: John Kandravy, Esq.
500 Campus Drive
Florham Park, NJ 07932
Facsimile: (973) 360-9831
Email: John.Kandravy@dbr.com

                    (e)      Schedules.

                              Information set forth in any schedules to this Agreement, including any section of any such Schedules, shall be deemed disclosed in any other section of such Schedule if and to the extent that the relevance of such information to such other section is reasonably apparent from the text of such disclosure to be so applicable to such other section. The schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

                    (f)      Assignment.

                              Neither Party may assign or convey this Agreement or any of their respective rights or obligations hereunder to any other Party; provided, however, that Buyer may assign this Agreement and its rights or obligations hereunder to any person or entity controlling, controlled by, or under common control with Buyer. Any attempted assignment in violation of this Section 13(f) shall be null and void and of no effect whatsoever.

                    (g)          Waiver of Jury Trial.

                                   Each of the Parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by Law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any Party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.

                    (h)          Binding Effect; Benefit.

                                   This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the Parties hereto and their respective successors and permitted assigns (including, without limitation, any successor or permitted assignee of Seller pursuant to the Plan of Reorganization) any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

                    (i)           Severability.

                                   In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

                    (j)           Waiver.

                                   No delay or failure of either Party to exercise any right, remedy or power hereunder shall impair the same or be construed as a waiver thereof. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                    (k)          Entire Agreement; Amendment.

                                   This Agreement, together with the Exhibits attached hereto, embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Parties. This Agreement may be amended only by a writing signed by Buyer and Seller.

                    (l)           Applicable Law.

                                   This Agreement shall be governed by, construed, enforced and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the state of Delaware in the county of New Castle in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the respective actions or proceedings may be heard and determined in any such court. Each of the Parties also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

                    (m)          Headings.

                                    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                    (n)           Counterparts.

                                    This Agreement may be executed in original or in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and may be transmitted by fax or electronic mail.

(Remainder of page intentionally left blank; signature page to follow.)

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PIPELINE BIOMEDICAL HOLDINGS, INC.

By:	/s/ Alex Khowaylo
	Name:	Alex Khowaylo
	Title:	President and CEO

MAKO SURGICAL CORP.

By:	/s/ Maurice R. Ferré, M.D.
	Name:	Maurice R. Ferré, M.D.
	Title:	President and Chief Executive Officer